Exhibit 4.6

Execution Version

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT KEEPS PRIVATE OR CONFIDENTIAL.

Dated 31 January 2022

Share Purchase Agreement

relating to NDC Holding Limited

between

the Sellers

as defined herein

and

the Buyer

as defined herein

White & Case LLP

Bockenheimer Landstrasse 20

60323 Frankfurt am Main

Germany

1.	Interpretation and Related Matters	5
2.	Sale and Purchase and Related Matters	7
3.	Purchase Price	8
4.	Earn Out Period	13
5.	Closing and Post-Closing	14
6.	Representations and Warranties of the Sellers and the Warrantors	18
7.	Guarantee	19
8.	Specific Indemnities of the Warrantors	20
9.	Lock-Up Agreements	20
10.	Rule 144 and Restrictive Legends; Nasdaq Listing	21
11.	Tax	21
12.	Representations and Warranties of the Buyer	25
13.	Offset Amount	26
14.	Restrictions	27
15.	Liability and Related Matters	28
16.	Amendment and Waiver	32
17.	Sellers’ Representatives	33
18.	General Provisions	34
Definitions Schedule A	General Terms	48
Definitions Schedule B	Financial Terms	64
Schedule 1	Group Companies
Schedule 2	Warranties	68
Schedule 3	Specific Accounting Policies	86
Schedule 4	Key Employees
Schedule 5	Accounts
Schedule 6	Intellectual Property
Schedule 7	Disclosure Letter
Schedule 8	Exit Bonus Agreement Template
Schedule 9	Real Property
Schedule 10	List of Assets
Schedule 11	Earn-Out Calculations
Schedule 12	Business Plan

This Share Purchase Agreement (the “Agreement”) is executed on 31 January, 2022 between the following parties:

(1)
Ilkka Elias Heikkilä, [***];

(“Seller 1”);

(2)
Miikka Samuli Mustonen, [***];

(“Seller 2”);

(3)
Siurcom Oy, a limited liability company registered in Finland with company registration number 2992036-1, owned by Aku-Mikko Haljoki;

(“Seller 3”);

(4)
Riku-Matti Juhani Vihreäsaari, [***];

(“Seller 4”);

(5)
Antti Mikael Kareinen, [***];

(“Seller 5”);

(6)
Rastas Investing Oy, a limited liability company registered in Finland with company registration number 2940997-7, owned by Mikko Tapio Valdemar Lang;

(“Seller 6”);

(7)
Caracara Oy, a limited liability company registered in Finland with company registration number 2946437-8, owned by Sauli Petteri Konttila;

(“Seller 7”);

(8)
IT & Web Consulting TK Oy, a limited liability company registered in Finland with company registration number 2174821-0, owned by Tero Petteri Kilkanen;

(“Seller 8”);

(9)
Sipsikissa Oy, a limited liability company registered in Finland with company registration number 2840029-2, owned by Erkka Ilari Tohmo;

(“Seller 9”);

(10)
Milan Nikolic, [***];

(“Seller 10”);

(11)
Ory Weihs, [***]; and

(“Seller 11”);

(12)
Contender Media Holdings B.V., a limited liability company registered in the Netherlands with company registration number 69176779, owned by Fintan Costello;

(“Seller 12”),

(Sellers 1 to 12 are collectively referred to as the “Sellers” and individually as the “Seller”);

(13)
Fintan Costello, [***];
(14)
Aku-Mikko Haljoki, [***];
(15)
Mikko Tapio Valdemar Lang, [***];
(16)
Sauli Petteri Konttila, [***];
(17)
Tero Petteri Kilkanen, [***]; and
(18)
Erkka Ilari Tohmo, [***];

(parties 13 to 18 are collectively referred to as the “Indirect Sellers” and individually as the “Indirect Seller”);

(19)
Finder Media B.V., a limited liability company organized under the laws of the Netherlands with company registration number 75379236 (the “Finder Media”);

(For the avoidance of any doubt, Finder Media shall be the party to this Agreement solely for the purpose of the provision of certain assurances to Buyer in relation to the FMH Asset Transfer);

(20)
Gambling.com Group Limited, a limited liability company registered under the laws of the Bailiwick of Jersey with company registration number 135800 (“GAMB”); and
(21)
GDC Malta Limited, a limited liability company organized under the laws of Malta with company registration number C77661 (the “Buyer”).

Each of the Sellers, Indirect Sellers, the Buyer and GAMB are hereinafter individually referred to as a “Party” and jointly the “Parties”.

RECITALS:

(a)
NDC Holding Limited is a private company limited by shares incorporated under the laws of the British Virgin Islands with company registration number 1931289 and whose registered office is at Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands (the “Company”). The Company is authorised to issue up to 50,000 shares of no par value each (divided into 40,000 ordinary shares and 10,000 preferred shares), of which 1,330 ordinary shares and 74 preferred shares have been issued and are fully paid (together, the “Shares”).
(b)
The Company is involved in developing a comparison review website for the gambling industry (the “Business”).
(c)
The Sellers are the legal and beneficial owners of the Shares in the proportions set out against their respective name in Schedule 1 to this Agreement.
(d)
The Company is 100% shareholder of NDC Media Limited, a limited liability company registered under the laws of Malta with company registration number C73376 (“NDC Media”).
(e)
Finder Media Holdings B.V., a limited liability company organized under the laws of the Netherlands with company registration number 75373815 (“Finder Media Holdings”) is under the common control of the ultimate beneficial owners of the Company and is 100% shareholder of Finder Media.
(f)
As part of a pre-sale reorganisation, Finder Media transferred the beneficial ownership in certain intellectual property assets to NDC Media pursuant to the terms of a Domain Name Purchase and

Transfer Agreement dated 28 December 2021 (“FMH Asset Transfer”) and shall transfer the legal ownership of these intellectual property assets to NDC Media on Closing.
(g)
GAMB is 100% shareholder of the Buyer and both are member of the Gambling.com group of companies, comprising GAMB and its Subsidiaries from time to time (“GAMB Group”). The Buyer, as part of the GAMB Group, is involved in the business on a worldwide basis of (i) providing online performance marketing services, otherwise known as affiliate marketing services, to an operator of any form of online gambling (including but not limited to online casino, sports betting, daily fantasy sports, lottery and poker) (“Operator”) and (ii) producing or distributing sports media content of any variety (including, but not limited to, fantasy sports, statistics, betting, scores and news content), with the businesses described in (i) and (ii) being facilitated through the operation by the GAMB Group of a portfolio of content websites covering the topic of online gambling.
(h)
The Sellers wish to sell (i) the Shares which constitute 100% of the issued shares in the Company; and (ii) indirectly NDC Media to the Buyer and the Buyer wishes to purchase the Shares and the NDC Media from the Sellers on the terms and conditions set out in this Agreement (the “Transaction”).
(i)
Now, therefore, subject to and on the terms and conditions set out herein, the Parties hereto agree as follows:

1. Interpretation and Related Matters

1.1 Definitions

Unless the context of this Agreement provides otherwise, the entities defined in the heading and preamble of this Agreement shall retain such definitions and the following additional terms shall have the meanings set out below in Definitions Schedule A.

1.2 Whenever any statement is made “to the Warrantors’ Knowledge” or is qualified by any similar expression, reference is made to the actual knowledge of the Warrantors having made reasonable and prudent enquiries of the directors and officers of the Target Group Companies and each of the Key Employees.

1.3 Other Terms

Other terms may be defined elsewhere in this Agreement (including in any Schedule hereto) and, unless otherwise indicated, shall have the respective meanings there ascribed to such terms.

1.4 Interpretation

1.4.1 The titles and headings included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement.

1.4.2 The Schedules (including the Definition Schedules) to this Agreement form an integral part thereof and any reference to this Agreement includes the Schedules (including the Definition Schedules) and vice versa.

1.4.3 The original version of this Agreement has been drafted in English. Should this Agreement be translated into any other language, the English version shall prevail.

1.4.4 The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.4.5 The words “include”, “includes”, “including” and all forms and derivations thereof shall mean including but not limited to.

1.4.6 All terms defined in this Agreement shall have the same meaning regardless of whether they are used in the singular or plural number.

1.4.7 If any period is referred to in this Agreement by way of reference to a number of days, the days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday in the location of performance, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday in such location.

1.4.8 Unless otherwise provided herein, all references to a fixed time of a day shall mean the time in Ireland being Greenwich Mean Time (“GMT”) or Irish Standard Time (“IST"), whichever is applicable.

1.4.9 A reference to a statute or statutory provision shall be construed as a reference to the Laws of Ireland unless otherwise specified and includes:

(a)
any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;
(b)
any repealed statute or statutory provision which it re-enacts (with or without modification); and
(c)
any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

in each case, prior to the Signing Date. For the avoidance of doubt, any reference to applicable Law shall refer to the Laws of the relevant jurisdictions concerned.

1.4.10 Any reference to an Irish legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates to the Irish legal term in that jurisdiction.

1.4.11 Save where expressly specified in this Agreement to be a joint and several liability or an obligation of the Sellers, any action or duty to be taken or performed by the Sellers or Indirect Sellers (or any of them) or any agreement, warranty, representation, indemnity, covenant, undertaking or liability of the Sellers or the Indirect Sellers (or any of them) arising under this Agreement are given or entered into by the Sellers and/or the Indirect Sellers (as the case may be) on a several basis (and not jointly or jointly and severally) and each Seller’s or Indirect Seller’s (as the case may be) several liability shall, in the case of the Sellers be equal to the percentage of such Seller’s shareholding in the Company.

1.4.12 The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favouring or disfavouring a Party by the authorship of any of the provisions of this Agreement.

2. Sale and Purchase and Related Matters

2.1 Sale and Purchase of Shares

2.1.1 Each Seller agrees to sell as legal and beneficial owner and the Buyer agrees to purchase, free from all Encumbrances and together with all rights of any nature whatsoever attaching or accruing to them now or in the future, the number of Shares listed opposite the name of each Seller in Schedule 1 and, as a result of such, indirectly NDC Media, on the date hereof pursuant to the terms of this Agreement.

2.2 Title

Subject to the Sellers and the Buyer having performed all obligations to be performed by them pursuant to Clause 5.2.1 and Clause 5.2.2 respectively, beneficial and legal title of ownership to the Shares and, as a result of which, indirectly NDC Media shall transfer at Closing.

2.3 Waiver of Pre-emption Rights and Liquidation Preference

Each Seller waives any and all (i) liquidation preferences and (ii) pre-emption rights or other rights or restrictions on transfer in respect of Shares or interests in the Shares conferred on such Seller by the Companies Act, the memorandum and articles of association of the Company, any previous memorandum and articles of association of the Company (to the extent applicable), the Shareholders Agreement, any other agreement or applicable Law.

2.4 No Dealing in Shares of GAMB

The Parties acknowledge and agree that nothing in this Agreement shall constitute, or be construed to constitute, the Buyer dealing, directly or indirectly, in shares of GAMB.

2.5 Affirmation of Marital Status

Each of the Sellers and Indirect Sellers who are natural persons, with the exception of Seller 10, Seller 11, Indirect Seller 13, Indirect Seller 14 and Indirect Seller 15, hereby declare, represent and warrant to the Buyer that such Seller or Indirect Seller, as the case may be, is not married and there is no community property, community of acquests or similar interest under any applicable Law (including acts of administration between spouses) which applies to or attaches to their legal or beneficial interest in the Shares.

3. Purchase Price

3.1 Purchase Price

3.1.1 The purchase price for the Shares (the “Purchase Price”) shall be paid in 3 (three) instalments as follows:

(a) an amount equal to EUR 12,500,000, of which EUR 10,000,000 shall be paid in cash, and EUR 2,500,000 shall be paid in Parent Shares, with the exact number of shares being determined on the Closing Date, (the “Consideration Payment 1”);

(b) an amount between EUR zero and EUR 19,000,000, the exact amount of which shall be determined as forth in Clause 3.1.2, payable on 30 April 2023 (the “Consideration Payment 2”);

(c) an amount between EUR 0 (zero Euro) and EUR 28,500,000, the exact amount of which shall be determined as forth in Clause 3.1.3, payable on 30 April 2024 (the “Consideration Payment 3”),

it being understood and agreed that up to 50% of each of the Consideration Payment 2 and Consideration Payment 3 (if any) shall be paid in Parent Shares, with the exact number of Parent Shares being determined as set forth in Clause 3.1.4, and the balance in cash (the amount of cash payable as part of the Consideration Payment 1, Consideration Payment 2 and Consideration Payment 3 (if any) shall be referred to as the “Cash Consideration”. The amount of Parent Shares payable as part of the Consideration Payment 1, Consideration Payment 2 and Consideration Payment 3, if any, shall be referred to as the “Share Consideration”).

3.1.2 The amount of the Consideration Payment 2 shall be determined as follows:

(a) by firstly selecting the lesser of the following 3 figures (“2022 Performance Amount”):

(i) [***];

(ii) EBITDA for calendar year 2022 multiplied by the Blended Multiple for calendar year 2022; or

(iii) the total amount calculated as follows:

(A) Total Revenue for calendar year 2022;

multiplied by

(B) the Blended Multiple for calendar year 2022;

multiplied by

(C) [***].

(b) to the extent the 2022 Performance Amount is greater than [***], Consideration Payment 2 shall then be equal to:

(i) the 2022 Performance Amount minus [***], and shall, where the total sum derived is positive, be paid subject to Clause 3.2.1; and

(c) to the extent the 2022 Performance Amount is equal to or less than [***], Consideration Payment 2 shall then be EUR zero and shall not be paid, with the amount equal to:

(i) [***];

minus

(ii) the 2022 Performance Amount,

being the “Remaining Offset Amount”.

(d) Part 1 of Schedule 11 sets out the Financial Model of the calculation of Consideration Payment 2. Part 2 of Schedule 11 sets out illustrative examples of the calculation of Consideration Payment 2.

(e) In the event of any inconsistency between the Financial Model and the provisions of this Clause 3.1.2, the terms of this Clause 3.1.2 shall prevail over the Financial Model. In the event of any inconsistency between the illustrative examples and the wording in Clause 3.1.2, the illustrative examples shall prevail over the wording in this Clause 3.1.2.

3.1.3 The amount of the Consideration Payment 3 shall be determined as follows:

(a) by firstly selecting the lesser of the following 3 figures (“2023 Performance Amount”):

(i) [***];

(ii) 2023 Incremental EBITDA multiplied by the Blended Multiple for 2023; and

(iii) the total sum of:

(A) 2023 Incremental Regulated Revenue multiplied by [***];

plus

(B) 2023 Incremental Unregulated Revenue multiplied by [***];

(b) Consideration Payment 3 shall then be equal to:

(i) the 2023 Performance Amount;

minus

(ii) any Remaining Offset Amount,

and shall:

(iii) where the sum derived is positive, be paid subject to Clause 3.2.2; and

(iv) where the sum derived is zero or negative, then Consideration Payment 3 shall be EUR zero but not negative and shall not be paid;

(c) Part 1 of Schedule 11 sets out the Financial Model of the calculation of Consideration Payment 3. Part 2 of Schedule 11 sets out illustrative examples of the calculation of Consideration Payment 3.

(d) In the event of any inconsistency between the Financial Model and the provisions of this Clause 3.1.3, the terms of this Clause 3.1.3 shall prevail over the Financial Model. In the event of any inconsistency between the illustrative examples and the wording in Clause 3.1.3, the illustrative examples shall prevail over the wording in this Clause 3.1.3.

3.1.4 The determination of the ratio of Parent Shares and cash in each of Consideration Payment 2 and Consideration Payment 3 shall be in the sole discretion of GAMB, subject to the maximum amounts set forth above. For the avoidance of doubt, GAMB may choose not to issue any Parent Shares and pay each of Consideration Payment 2 and Consideration Payment 3 solely in cash. The number of shares making up any Share Consideration shall be determined using the volume weighted average (“VWAP”) of such shares for the [***] day period prior to each of the payment dates and any Share Consideration shall be issued pursuant to and in compliance with an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) within [***] days from the payment date (subject to the availability of an applicable exemption from registration under the Securities Act and the receipt of an accredited investor questionnaire with respect thereto). In the event that any Parent Shares are issued and there is a follow-on offering of the shares of GAMB, if so requested by GAMB’s underwriters acting at their discretion, each Seller shall use their commercially reasonable efforts to cooperate with GAMB to enter into a lock up agreement, substantially in the form set forth in Exhibit A to the underwriting agreement filed as Exhibit 1.1 to Amendment No. 2 to the registration statement on Form F-1 filed by Parent with the SEC on 12 July 2021 (except the duration of which will most likely be no longer than 90 (ninety) calendar days) or any other similar agreement as required by the underwriters or applicable Law.

3.1.5 The Purchase Price shall be allocated among the Sellers in proportion to the respective number of Shares sold by each of them hereunder. The Buyer shall only be liable for the payment of the Purchase Price in respect of the Shares in accordance with this Agreement, and shall have no liability for the actual distribution of such portion of the Purchase Price among the Sellers.

3.1.6 Any Share Consideration shall be subject to the Lock-Up Period.

3.1.7 If a Seller or, where relevant, Indirect Seller, is a Bad Actor at the point in time when the Consideration Payment 2 or Consideration Payment 3 or any portion thereof is due, respectively, the amount equal to the pro rata portion of the Cash Consideration or Share Consideration remaining due to such Seller or Indirect Seller, who is a Bad Actor shall no longer be due and payable to such Seller or Indirect Seller.

3.2 Consideration Payment 2 and Consideration Payment 3 Adjustment Procedure for Exit Bonus Program Participants

3.2.1 Where Consideration Payment 2 is payable pursuant to Clause 3.1.2(b) and therefore the 2022 Exit Bonus Payment Amounts are then also payable, Consideration Payment 2 shall be reduced by the 2022 Exit Bonus Amount.

3.2.2 Where Consideration Payment 3 is payable pursuant to Clause 3.1.3(b) and therefore the 2023 Exit Bonus Payment Amounts are then also payable, Consideration Payment 3 shall be reduced by the 2023 Exit Bonus Amount from it.

3.3 Post-Closing Payment Adjustment Procedure

3.3.1 Promptly after the Closing Date, and in any event no later than 31 March 2022, the Sellers will procure the completion of the audit of the financial statements of each Target Group Company (as applicable to the extent prepared), as well as the audited financial statements for the consolidated Target Group Companies, prepared in accordance with IFRS for the financial year ended 31 December 2021 (the “2021 Statutory Accounts”), based on which the Buyer shall cause the Company, to, on the basis of the 2021 Statutory Accounts and no sooner than 10 (ten) Business Days following receipt by the Buyer of the finalized 2021 Statutory Accounts, prepare and deliver to the Sellers’ Representatives a statement (the “Post-Closing Statement”) setting forth the Buyer’s good faith calculations of (i) the amount of the Closing Borrowings, (ii) the amount of the Closing Cash, (iii) the Company Transaction Expenses (iv) the Closing Working Capital, (v) the Tax liabilities of the Target Group Companies, (vi) the outstanding audit and Tax compliance fees incurred that relate to the financial year ended 31 December 2021 or any earlier financial year not included in the Closing Working Capital and (vii) a calculation of the Post-Closing Adjustment Payment based on the amounts set forth in the Post-Closing Statement. The Post-Closing Statement shall be prepared in a manner consistent with the policies and principles used by the Company in connection with the preparation of the 2021 Statutory Accounts, consistently applied, including, without limitation, the Specific Accounting Policies.

3.3.2 Determination of the Post-Closing Statement

(a) Within 60 (sixty) Business Days of receipt from the Buyer of the Post-Closing Statement, the Sellers’ Representatives shall either:

(i) confirm to the Buyer in writing the acceptance of the Post-Closing Statement; or

(ii) notify the Buyer in writing of the non-acceptance of the Post-Closing Statement (the “Non-Acceptance Notice”), together with written details of each matter disputed and of their proposed modifications.

(b) If the Sellers’ Representatives serve a Non-Acceptance Notice pursuant to Clause 3.3.2(a)(ii), the Buyer and the Sellers’ Representatives shall use reasonable endeavours to meet and discuss the objections of the Sellers’ Representatives and to agree on the adjustments (if any) required to be made to the Post-Closing Statement within 20 (twenty) Business Days upon receipt by the Buyer of the Non-Acceptance Notice.

(c) If the Sellers’ Representatives confirm the acceptance of the Post-Closing Statement (either as originally submitted to him or with such modifications as the Sellers’ Representatives and the Buyer agree) or fails to notify the Buyer of the non-acceptance in accordance with Clause 3.3.2(a)(ii), the Post-Closing Statement (incorporating any modifications agreed in writing) shall constitute to be the final and binding on the Parties in the absence of manifest error or fraud.

(d) If the Sellers’ Representatives and the Buyer are unable to agree on the Post-Closing Statement within 20 (twenty) Business Days after the Buyer’s receipt of the Non-Acceptance Notice, either the Buyer or the Sellers’ Representatives may request that the dispute be submitted for a final and binding determination to a jointly nominated independent internationally-represented firm of chartered accountants (the “Neutral Auditor”). In the event that the Buyer and the Sellers’ Representatives cannot agree to jointly nominate a Neutral Auditor within 20 (twenty) Business Days after such request by either Party, a Neutral Auditor shall be appointed by the President of Chartered Accountants Ireland by referral.

(e) The following provisions shall apply in relation to the Neutral Auditor:

(i) in giving its determination, the Neutral Auditor shall state what adjustments (if any) are necessary to the Post-Closing Statement in relation to the disputed matters for the purposes of this Agreement;

(ii) the Neutral Auditor shall be requested to notify the Buyer and the Sellers of its decision within 20 (twenty) Business Days of its appointment, or such longer reasonable period as it may determine;

(iii) the Neutral Auditor shall act as an expert (and not as an arbitrator) in making its determination;

(iv) the Neutral Auditor’s determination shall not be beyond the position of the Buyer as reflected in the Post-Closing Statement or the position of the Sellers as reflected in the Non-Acceptance Notice; and

(v) the Neutral Auditor’s determination shall be final and binding on the Parties in the absence of manifest error or fraud and shall be applied to the Post-Closing Statement which, as adjusted in the manner which the Neutral Auditor has determined is necessary, shall constitute the final and binding for the purposes of this Agreement.

(f) All fees and expenses of the Neutral Auditor shall be borne by the Buyer and the Sellers in the inverse proportion to the extent to which the Neutral Auditor decides in favour of either the Buyer or the Sellers. By way of example, where the Neutral Auditor renders a decision allocating 25% (twenty-five percent) of the disputed amount to the Sellers, then the Sellers shall pay 75% (seventy-five percent) of the fees and expenses.

3.3.3 Access to Books and Records; Cooperation

(a) In connection with the review of the Post-Closing Statement, the Buyer shall (i) give the Sellers’ Representatives, their professional advisors and the Neutral Auditor, as the case may be, reasonable access to the 2021 Statutory Accounts, the work papers and other materials and documents used and produced by the Buyer and/or Target Group Companies in connection with the preparation of the Post-Closing Statement, and (ii) generally cooperate with the Neutral Auditor for purposes of achieving the determination.

(b) In connection with the review of the Post-Closing Statement and the Non-Acceptance Notice, if any, the Sellers’ Representatives shall (i) give the Buyer, its professional advisors and the Neutral Auditor, as the case may be, reasonable access to the 2021 Statutory Accounts, the work papers and other materials and documents used and produced by the Sellers’ Representatives in connection with the preparation of the Non-Acceptance Notice, and (ii) generally cooperate with the Neutral Auditor for purposes of achieving the determination.

3.4 Payment of Cash Consideration of Consideration Payment 1

On the Closing Date, the Buyer shall pay, or cause to be paid, the Cash Consideration component of Consideration Payment 1 to the Sellers by electronic transfer in immediately available funds (value date the Closing Date) to the Sellers’ Bank Account.

3.5 Payment of the Post-Closing Adjustment Payment

3.5.1 Upon the determination, in accordance with Clause 3.3 hereof, of the Post-Closing Adjustment Payment, the Sellers or the Buyer, as the case may be, shall make the payment required by Clauses 3.5.1(a) and 3.5.1(b). The Post-Closing Adjustment Payment payable by the Sellers or the Buyer pursuant to this Clause 3.5.1 shall be treated as an adjustment to the purchase price:

(a) If the Post-Closing Adjustment Payment is greater than zero, then the Buyer shall pay each of the Sellers their respective pro rata shares of the Post-Closing Adjustment Payment within 3 (three) Business Days of the determination of the Post-Closing Adjustment Payment to be paid by wire transfer of immediately available funds to the Sellers’ Bank Account promptly after the final determination of the Post-Closing Adjustment Payment.

(b) If the Post-Closing Adjustment Payment is less than zero, then within 5 (five) Business Days after the determination of the Post-Closing Adjustment Payment each Seller shall pay or cause to be paid to the Buyer their respective pro rata shares of the Post-Closing Adjustment Payment, with such Post-Closing Adjustment Payment to be paid by wire transfer in immediately available funds to an account designated by the Buyer in writing to the Sellers’ Representatives promptly after the final determination of the Post-Closing Adjustment Payment.

4. Earn Out Period

4.1 From 1 January 2022 until 31 December 2023 (the “Earn Out Period”), the Sellers and the Buyer shall procure that the Target Group Companies are managed substantially in the same manner as it has been conducted heretofore subject to any regulatory obligations that GAMB Group has to operate the GAMB Business in a prudent manner in the ordinary course in accordance with applicable Law and in accordance with this Clause 4 to the extent permitted by any applicable Law.

4.2 Subject always to the Buyer carrying on the Business in the ordinary and usual course, during the Earn Out Period and the Buyer, acting reasonably, shall be entitled to take decisions and do things commercially reasonably required of it in order to protect the GAMB Business from any material adverse effect. However, the Buyer shall not, without the prior written consent of the Sellers’ Representatives (such consent not to be unreasonably withheld or delayed), do anything which would result in a deviation from the Business Plan and/or which could have a material and adverse effect on the Target Group Company’s ability to generate profit, or which could be reasonably foreseeable and likely to materially negatively affect the financial performance of the Target Group Companies and so result in the reduction of the unpaid balance of the Purchase Price or any Consideration Payment 2 and 3, including:

(a) making any material change to the nature or scope of any Target Group Companies’ business or trading activities;

(b) doing any act or thing which materially and adversely affects the relationship of any of the Target Group Companies with its customers, suppliers or distributors or any other person who ordinarily does business with the Target Group Companies;

(c) presenting a petition for its liquidation or passing of any resolution for its winding up unless in the reasonable opinion of the directors of the Target Group Companies, any of the Target Group Companies is insolvent and such action is necessary or desirable to ensure that all directors of the relevant Target Group Company comply with their obligations;

(d) changing the accounting reference date of the Target Group Companies; and

(e) selling, transferring or otherwise disposing of, or granting any Encumbrance over, any of the shares in any of the Target Group Companies (or enter into any agreement to do so);

(f) it shall procure that none of the Target Group Companies shall sell, transfer or otherwise dispose of all or a material part of its business, assets or undertaking (or enter into an agreement to do so); and

(g) it shall not cause or permit any of the Target Group Companies to cease to carry on all or a material part of its business.

4.3 The Buyer shall also procure that, other than where, upon reasonable request by the Sellers’ Representatives, the Buyer has provided prior written consent, the Target Group Companies shall:

(a) not enter into any transactions other than in the ordinary course of the business, at arm’s length and on reasonable commercial terms;

(b) maintain sufficient working capital;

(c) not materially increase or decrease the levels of remuneration and/or compensation received by any of its employees, independent contractors or consultants from time to time;

(d) not acquire any shares or other membership interest in another entity, save for shares constituting no more than 5% (five percent) of the aggregate issued share capital of a company acquired for investment purposes only, or all of the assets or undertaking of another entity; or

(e) not relocate its business operations.

4.4 The provisions of Clauses 4.2 and 4.3 above do not apply to the extent that:

(a) the Company is unable to pay its debts as they fall due or is in winding-up, administration or administrative receivership or is insolvent within the meaning of section 8 of the Insolvency Act; and

(b) the act or omission concerned is required by Law or by the fiduciary duties of the directors of the Company.

4.5 Where any matter set out in Clause 4.2 above requires the prior written consent of the Sellers’ Representatives and the Sellers’ Representatives have not responded in writing to the Buyer (whether it gives or withholds its consent or otherwise) within 10 (ten) Business Days of receiving written notice from the Buyer of the proposed matter, then, notwithstanding any other provision of this Agreement, the Sellers’ Representatives’ consent shall be deemed to be given in respect of such proposed matter.

5. Closing and Post-Closing

5.1 Date and Place

The Closing shall take place at a time and location to be agreed in writing by the Parties, immediately after signing this Agreement on the Closing Date.

5.2 Closing Obligations

5.2.1 Obligations of the Sellers and Indirect Sellers

At the Closing, the Sellers shall take (and the Indirect Sellers shall, procure that the Sellers shall take) each of the following actions (together, the “Sellers’ Closing Actions”):

(a) deliver to the Buyer:

(i) in respect of the Shares, duly executed instruments of transfer signed by each of the Sellers in respect of their Shares in favour of the Buyer or its nominee(s) (together with the share certificates (if any have been issued) in respect of the Shares or, if the share certificates are found to be missing, an express indemnity, in a form satisfactory to the Buyer);

(ii) the complete, correct and up to date corporate books for each of the Target Group Companies (i.e. all registers, minute books, and other statutory books required to be kept pursuant to applicable Law in the jurisdiction of the Target Group Companies, all certificates of incorporation and certificates of incorporation on change of name, memorandum and articles of association Provided that, any documents of the Company held by the registered agent in the British Virgin Islands shall be deemed to have been delivered to the Buyer at Closing;

(iii) a signed resignation letter from each existing director or officer of the Company;

(iv) all credit cards in the name of or for the account of each Target Group Company in the possession of any director, officer or employee of each Target Group Company resigning from the Business as at the Closing Date;

(v) a signed and dated letter of instruction to the Company’s registered agent from its client of record in the agreed form and countersigned by the Company's registered agent;

(vi) each Seller and Indirect Seller shall deliver any asset whatsoever (including bank balances, agencies or appointments) in his name or in the name of a company or companies controlled by him which is related to the business of each Target Group Company carried on at Closing or a deed of assignment in favour of each Target Group Company in respect of such asset;

(vii) a certificate of good standing for the Company dated no earlier than 5 (five) Business Days before the Closing Date;

(viii) a registered agent’s certificate for the Company dated no earlier than 2 (two) Business Days before the Closing Date;

(ix) a certified copy resolution of the members of the Company:

(A) approving the Transaction (per sub-regulation 10.11 of the Company’s articles of association);

(B) waiving certain rights under the Company’s articles of association in connection with the Transaction (including the restriction contained in sub-regulation 4.1 of the Company’s articles of association);

(x) a certified copy of the minutes of board meetings or resolutions of the directors passed in writing (or memorandum or resolutions of the sole director, as the case may be) of each Target Group Company, certified by the secretary of the board, in which the directors:

(A) approve the Transaction (including approval per sub-regulation 10.11 of the memorandum and articles of association of the Company) as well as, in the case of the Company, vote in favour of the transfer of the Shares to the Buyer (or its nominee(s)) and vote in favour of the registration of the Buyer (or its nominee(s)) as member(s) of the Company in respect of the Shares;

(B) cancel each existing share certificate for the Shares and authorize the issue of a new share certificate to the Buyer;

(C) revoke all existing mandates for the operation of any bank accounts and issue new mandates giving authority to Persons nominated by the Buyer;

(D) appoint

(1) two Persons as the Buyer may nominate; and

(2) one Person as the Sellers’ Representatives, may nominate, who shall be Fintan Costello,

as directors of the Company with immediate effect (subject to such persons having previously provided written consents to the Company, consenting to their appointment as directors of the Company); and

(E) approve the resignations of all such other Persons as directors of the Company; and

(F) appoint such Persons as secretary and statutory auditors as may be required by the Buyer and approve the resignations of any such Persons as secretary and statutory auditors as may be required by the Buyer;

(xi) duly executed resolutions of Sellers 3, Seller 6, Seller 7, Seller 8, Seller 9, and Seller 12 approving the Transaction, entry into this Agreement and the sale and transfer of the relevant Shares owned by such Seller to the Buyer;

(xii) the duly executed Disclosure Letter; and

(xiii) spousal consents for Seller 10, Seller 11, Indirect Seller 13, Indirect Seller 14 and Indirect Seller 15, who are natural persons to whom the community of acquests and acts of administration between spouses applies;

(b) complete the transfer of the legal interest in all intellectual property assets in relation to the FMH Asset Transfer and take all other required actions to effectuate such transfer including, without limitation, updating the relevant registrations for the same (provided that the Sellers' obligation with regard to transferring legal interest in the EU trademark "018121164, Bonus Finder" is considered satisfied by filing of the recordal application of process number 25987720 with the European Union Intellectual Property Office on 27 January 2022);

(c) execution of

(d) a termination agreement in relation to the Shareholders Agreement, dated 11 June 2020 between the Company and the Sellers (the “Shareholders Agreement”) which agreement shall incorporate a waiver and release of all claims of the Sellers thereunder; and

(i) the Non-US Affiliate Agreement

(e) termination of existing and entry by each Seller, each Indirect Seller (where relevant), and each of the Key Employees (other than Key Employee 5), including the Exit Bonus Program Participants (other than Key Employee 5), into a new employment or consulting agreement with NDC Media for a term equal to at least the Earn Out Period and with current base salaries to remain unchanged, and standard benefit packages to be provided commensurate with their respective responsibilities, with such agreements to be in a form acceptable to the Buyer acting reasonably; and

(f) discharge or procure the discharge of all monies owing to the Company (whether then due for payment or not) by the Sellers or by the Indirect Sellers or the directors or by any of them or by any Affiliates or otherwise Connected Persons of any of them, if any.

5.2.2 Obligations of the Buyer and GAMB

At the Closing,

(a) the Buyer shall (or shall cause its Affiliates to)

(i) pay the Cash Consideration component of Consideration Payment 1 in accordance with Clause 3.4;

(ii) deliver to Sellers a certified copy of applicable resolutions of the Buyer duly certified by the Vice President, General Counsel in which the Transaction is approved, (the “Buyer’s Closing Actions”); and

(b) GAMB shall (or shall cause its Affiliates to),

(i) provided that GAMB has received a properly completed original issuance spreadsheet (the “Share Issuance Spreadsheet”) prior to the Closing Date, issue a letter of instruction to American Stock transfer & Trust Company, LLC (“AST”), the Buyer’s transfer agent to request that AST issue the Parent Shares to the Sellers in accordance with the Share Issuance Spreadsheet,

(ii) subject to the Sellers completing the accredited investor questionnaire, ensure compliance with any applicable securities Laws or regulations in relation to the issuance of the Share Consideration; and

(iii) deliver to Sellers a certified copy of applicable resolutions of GAMB duly certified by the Vice President, General Counsel in which the Transaction is approved and the issuance of Parent Shares to the Sellers as part of the Consideration Payments are duly authorized (the “GAMB’s Closing Actions”).

5.3 Breach of Closing Deliverables

5.3.1 The effectiveness of each of the Sellers’ Closing Actions is conditional upon the occurrence of all of the Buyer’s Closing Actions and GAMB’s Closing Actions and vice-versa, it being understood that: (i) each Sellers’ Closing Action is solely for the benefit of the Buyer and may be waived by the Buyer in its sole discretion without notice, liability or obligation to any Person; and (ii) the Buyer’s Closing Actions and the GAMB’s Closing Actions are solely for the benefit of Sellers and may be waived by the Sellers’ Representatives in their sole discretion without notice, liability or obligation to any Person.

5.4 Post-Closing Matters

5.4.1 At the request of the Buyer, the Sellers and, as applicable, the Indirect Sellers shall use their reasonable efforts to cause employees of the Target Group Companies other than those referred to in Clause 5.2.1(d) to enter into a new employment and/or independent contractor agreements with the Buyer or one of its Affiliates, in a form acceptable to the Buyer, acting reasonably.

5.4.2 US Licensing and Operator arrangements

The Buyer and the GAMB Group shall be responsible for making any required notifications to regulatory or Governmental Authority together with all the relevant forms and applications with regard to the US licensing and operator arrangements after Closing with all reasonable assistance from the Sellers and Indirect Sellers.

6. Representations and Warranties of the Sellers and the Warrantors

6.1 General Principles

6.1.1 Each of the Sellers hereby represent and warrants on a several and individual basis to the Buyer that each of the Fundamental Warranties (in so far as each of such Fundamental Warranties relates to such Seller and such that no Seller gives any such Fundamental Warranties in relation to any other Seller) is true and accurate at the Signing Date.

6.1.2 The Warrantors jointly and severally represent and warrant to the Buyer and to GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media for the purposes of IP Warranties only, that each of the General Warranties is true and accurate at the Signing Date.

6.1.3 The General Warranties are qualified only by the disclosures in this Agreement and the disclosures in the Disclosure Letter. Accordingly, the Warrantors shall be deemed not to be in breach of the General Warranties to the extent a fact or matter which would otherwise constitute or result in a breach of any of the General Warranties is included in this Agreement or the Disclosure Letter, provided that such disclosure has been fair and accurate so as to enable a buyer to assess the potential breach of such warranty resulting from such matter or fact.

6.1.4 Each of the Warranties shall be separate and independent and shall not be limited by reference to any other provision of Schedule 2 or by anything in this Agreement (other than the provisions of this Clause 6.1 and Clause 15).

6.1.5 The Sellers and Indirect Sellers hereby agree to waive with effect from the Signing Date any rights, remedies or claims which they may have against any inaccuracy or omission in any information or advice supplied or given by the Target Group Companies and/or any of their respective employees, directors or officers in connection with assisting the Sellers in the making of any of the General Warranties or the preparation of the Disclosure Letter.

6.1.6 The Sellers acknowledge that the Buyer entered into this Agreement in reliance, among other matters, upon the Warranties.

6.1.7 The liability of the Sellers and/or the Warrantors for a breach of the Warranties shall be limited to the extent the Loss occasioned by the breach has been recovered in full under Clause 8 or Clause 11.

7. Guarantee

7.1 Each of the Guarantors (in relation to their respective Guaranteed Entity) unconditionally, absolutely and irrevocably guarantees to the Buyer, as primary obligor and not merely as surety, the full, prompt and complete payment, as and when due and payable of all monetary obligations and the due and punctual performance, as and when due, of all covenants, agreements, obligations and liabilities of the respective Guaranteed Entity due to the Buyer, whether owed jointly or severally and whether owed as principal or surety or in any other capacity, in each case arising under and in accordance with or in respect of any provisions of this Agreement, as if such Guarantor was party thereto now or hereafter existing or arising, whether for any payment obligations, reimbursal obligations, interest, fees, expenses or otherwise and whether direct or indirect, absolute or contingent. As a further separate and independent obligation, each Guarantor (in relation to its respective Guaranteed Entity) hereby agrees fully at all times to indemnify and hold harmless the Buyer against all claims, demands, actions, suits, settlements, proceedings, losses, damages, liabilities, costs, interest and expenses directly or indirectly suffered or incurred by reason of the failure to comply with any of the provisions of this Agreement by respective Guaranteed Entity.

7.1.1 The obligations of the Guarantors (in relation to their respective Guaranteed Entity) hereunder shall be an absolute and unconditional guarantee of payment and performance to be performed or made strictly in accordance with the terms hereof. The Guarantors further agree that this guarantee, to the extent it requires payment of monies, constitutes a guarantee of payment when due and not of collection and is in no way conditional or contingent upon any attempt to collect from the respective Guaranteed Entities.

7.1.2 The obligations of the Guarantors (in relation to their respective Guaranteed Entity) shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantors from their obligations and whether or not known to the Guarantors, including, but not limited to:

(a) any time, indulgence, waiver or consent at any time given to the Buyer or any other Person;

(b) any compromise or release of or abstention from perfecting or enforcing any right or remedies against the Buyer or any other Person;

(c) any legal limitation, disability, incapacity or other circumstances relating to the Buyer or any amendment to or variation of the terms of this Agreement or any other document referred to in this Agreement; or

(d) any irregularity, unenforceability or invalidity of any obligations of the Buyer under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of the Buyer.

7.1.3 Each of the Guarantors (in relation to their respective Guaranteed Entity) hereby unconditionally waive any requirement that the Buyer proceeds or makes a demand first against the respective Guaranteed Entity or otherwise exhausts any right, power or remedy under this Agreement, before requiring payment or performance by the Guarantors hereunder or that the Buyer protects, secures, perfects or insures any security interest or lien or any property subject thereto or exhausts any other right to take any action against the respective guaranteed entity.

7.1.4 Until all obligations of the respective Guaranteed Entity have been irrevocably discharged in full and unless the Buyer otherwise consents, each Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement: (i) to be indemnified by the respective Guaranteed Entity; (ii) to claim any contribution from any guarantor of or provider of security for respective Guaranteed Entity obligations under this Agreement; and/or (iii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Buyer or any Target Group Company under this Agreement or any other guarantee or security taken pursuant to, or in connection with, this Agreement by the Buyer and, until all obligations of the respective Guaranteed Entity have been irrevocably discharged in full each of the Guarantors irrevocably undertakes and covenants to the Buyer not to take, or fail to take, any action that would directly or indirectly likely result in the solvent or insolvent reorganisation, liquidation, examination or receivership of the respective Guaranteed Entity.

8. Specific Indemnities of the Warrantors

8.1 The Warrantors jointly and severally undertake towards the Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, to indemnify and hold harmless the Buyer from and against any and all liabilities, losses, costs, charges, damages, expenses, fines, penalties, interest, Taxes, awards, claims, actions, proceedings and any judgments, decrees, directions or orders of any court or tribunal whatsoever (including, but not limited to, any reasonable legal and other professional fees, charges or expenses, together with any Taxes thereon if applicable), which are suffered or incurred by the Buyer or the Company arising out of or in connection with any of the matters described below which has not been cured within 20 (twenty) Business Days of notice of same to the Warrantors (such matters being the “Specific Indemnities”);

(a) the FMH Asset Transfer;

(b) any claims by any employee of an Excluded Entity for future employment by the Buyer or any Target Group Company (i.e. on the theory of transfer of undertaking); and

(c) any amounts paid prior to the Closing Date which are owed by any Target Group Company relating to the Company Transaction Expenses.

8.2 The Buyer’s knowledge regarding the Specific Indemnities and the underlying facts shall not limit the Warrantors’ liability under the Specific Indemnities.

8.3 Save for the limitations in Clause 15.1.3 and 15.4.1, none of the limitations set forth in Clause 15 shall apply to any claims relating to this Clause 8.

8.4 The Buyer will not be entitled to a double recovery for a claim under Clause 8.1.The Warrantors shall not be liable to the extent that a claim under the Specific Indemnities relates to any matter provided for in the Closing Statement or reflected in Closing Cash, Closing Borrowings, or Closing Working Capital provided such provision is specifically agreed upon by the Buyer.

9. Lock-Up Agreements

9.1 Each Seller and Indirect Seller agrees that the Share Consideration consisting of any Parent Shares whether acquired as part of Consideration Payment 1 or hereafter acquired by any of the Sellers as part of the Consideration Payment 2 or Consideration Payment 3 (collectively, the “Lock-Up Shares”) shall be subject to the restrictions and obligations as set forth in this Clause 9.

9.2 The Sellers and Indirect Sellers shall not, without the prior written consent of GAMB, directly or indirectly, during the Lock-Up Period:

9.2.1 offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, Lock-Up Shares;

9.2.2 enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Parent Shares or such other securities, in cash or otherwise; or

9.2.3 publicly disclose the intention to do any of the foregoing (each of the foregoing a “Transfer”).

Notwithstanding the foregoing, during the Lock-Up Period, any Seller and any Indirect Seller may convey or otherwise Transfer Lock-Up Shares (i) to a trust for the direct or indirect benefit of such Seller or Indirect Seller or such Seller’s or Indirect Seller’s immediate family; or (ii) by will or intestacy to legal representatives, heirs, or legatees upon a Seller’s or Indirect Seller’s death; provided that such transfers are in compliance with securities Laws and in the case of (i) and (ii) if the recipient also agrees to abide by the Lock-Up in this Agreement for the remainder of the Lock-Up Period and executes an agreement to that effect.

9.3 Each of the Sellers and Indirect Sellers agrees that, subject to the terms of Clause 10, GAMB may place an appropriate restrictive legend on any stock certificate representing the Lock-Up Shares, or if the applicable Lock-Up Shares are evidenced by a book entry notification, state that such restrictions apply to such Lock-Up Shares on the books and records of the transfer agent issued to such Seller to indicate that such shares are subject to the terms of this Agreement.

10. Rule 144 and Restrictive Legends; Nasdaq Listing

10.1 With a view to making available to Sellers the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit Sellers to sell Parent Shares to the public without registration, the Buyer, for a period of 3 (three) years from Closing Date, shall use commercially reasonable efforts to (a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times, and (b) file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act. The Buyer agrees to use commercially reasonable efforts, including furnishing any opinions of counsel necessary, to remove any restrictive legends pertaining to restrictions on transfer imposed by the Securities Act (but not legends related to other contractual obligations, as applicable) on the Parent Shares received hereunder, for any Seller who is not an Affiliate of the Buyer at the time and has not been an Affiliate in the 90 (ninety) days preceding such date, at any time after the date that is 6 (six) months after the Closing Date upon request in anticipation of a sale, and in any event on (or as soon as reasonably practicable thereafter) the first Business Day after the date that is one year after the Closing Date.

11. Tax

11.1 Tax Indemnity

The Warrantors jointly and severally undertake towards the Buyer to indemnify and hold harmless the Buyer from and against any and all Taxes whatsoever (including, but not limited to, all vouched disbursements, reasonable legal and other professional fees, charges or expenses reasonably incurred together with any Taxes thereon if applicable, which are suffered or incurred arising out of or in connection with any Tax liability for which any Target Group Company is liable under any applicable Law as described below (such matters being collectively the “Tax Indemnity”)):

(a) which have arisen, arise or are increased as a result of or in connection with any act, omission, event, transaction or series of transactions occurring or deemed to have occurred during the Tax Period and/or by reference to income, profits or gains earned, accrued or received during the Relevant Tax Period for and on behalf of or by or with reference to any Target Group Company or Excluded Entity;

(b) which arise from or are increased as a result of any act, omission, event or transaction which occurs after Closing pursuant to a legally binding obligation entered into by any Target Group Company or Excluded Entity on or before Closing (including but not limited to pursuant to any indemnity, covenant, guarantee or charge entered into by any Target Group Company or Excluded Entity on or before the Closing); and

(c) which arise from or are increased by reference to an act, omission, event or transaction occurring during the Relevant Tax Period which any Tax authority has declared to be payable out of or charged or secured on any of the assets or shares of any Target Group Company.

11.2 Tax Claims

11.2.1 As from the Closing Date, the Buyer shall at the latest within 10 (ten) Business Days after obtaining knowledge as to the commencement of any Tax audit or administration or judicial proceeding or other claim of Tax authorities or issuance of a Tax assessment that relates to any Target Group Company and the Relevant Tax Period, notify the Sellers’ Representatives thereof. Such notice shall be in writing and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

11.2.2 The Sellers’ Representatives shall respond in writing to any claims made by the Buyer against the Sellers under this Clause 11 within 10 (ten) Business Days.

11.2.3 The Buyer shall further without undue delay, however at the latest within 10 (ten) Business Days, notify the Sellers’ Representatives in writing of the receipt of any Tax Refund realized or received by the Buyer (or any of its Affiliates) or any Target Group Company.

11.3 Tax Contest

11.3.1 In relation to actions including legal remedies or appeals with respect to any audit, claim for refund or administrative or judicial proceeding involving any asserted liability with respect to the Relevant Tax Period or any Tax Refund (any such action, audit, claim for refund or other proceeding, a “Contest”), the Parties agree as follows:

(a) The Sellers’s Representatives may elect, at any time, to direct, through counsel of his own choice and at his own expense, any Contest.

(b) If the Sellers’ Representatives in writing elect to direct a Contest, then (i) the Sellers’ Representatives shall notify the Buyer of his intent to do so within 10 (ten) Business Days of becoming aware of the Contest and (ii) the Buyer shall cooperate and follow the Sellers’ Representatives’ instructions and shall cause the relevant Target Group Company or its respective successors to cooperate and follow the Sellers’ Representatives’ instructions in each phase of such Contest insofar as the Contest involves a potential Tax liability relating to the Relevant Tax Period or any Tax Refund.

11.4 Tax Refunds

From and after the Closing Date, the Buyer undertakes to pay to the Sellers any Tax refund (“Tax Refund”) realized or received by the Buyer after the Closing Date for the Relevant Tax Period or attributable to an amount paid (and not yet reimbursed) by the Sellers unless and to the extent reflected as a receivable in the Post-Closing Statement. The payment is due within 10 (ten) Business Days after the Tax Refund or portion thereof has been realized or received by the relevant Target Group Company.

11.5 Tax Returns

The Sellers’ Representatives shall prepare and file (or cause to be prepared and filed by the relevant Target Group Company) all Tax Returns that relate to the Relevant Tax Period due to be filed on or prior to the Closing Date. The Buyer shall prepare and file (or cause to be prepared and filed) all other Tax Returns relating to the Relevant Tax Period on a basis consistent with those prepared for prior taxable periods and in accordance with the instructions of the Sellers’ Representatives. The same applies to the amendment of filed Tax Returns. With respect to any Tax Return required to be filed by any Target Group Company after the Closing Date, and as to which an amount of Tax is allocable to the Relevant Tax Period, the Buyer shall provide the Sellers’ Representatives with a copy of such draft Tax Return for review and comments by the Sellers’ Representatives, at least 20 (twenty) Business Days, or in case of Tax Returns to be filed on a monthly basis at least 5 (five) Business Days, prior to the due date for the filing of such return. Such Tax Return shall only be filed or amended after the Sellers’ Representatives has approved it towards Buyer in writing, the approval is not to be unreasonably withheld.

11.6 Cooperation

As from the Closing Date:

(a) the Sellers’ Representatives and the Buyer shall cooperate with each other and shall provide information to each other as either of them reasonably requests (and the Buyer shall cause the relevant Target Group Company to cooperate and provide information as set forth above) in filing any Tax Return, amended return or claim for refund, determining any liability for Taxes or a right to a Tax Refund or participating in or conducting any audit or other proceeding in respect of Taxes relating to any Target Group Company, or preparing of any financial statements including annual reports and related accounting matters. Such cooperation and information shall include the provision of copies of relevant Tax Returns, together with accompanying schedules and related work papers and documents relating to rulings or other assessments by Tax authorities. The Sellers’ Representatives and the Buyer shall make their respective employees available (and the Buyer shall cause the employees of the relevant Target Group Company to be available) on a mutually convenient basis to provide explanations of any documents or information provided hereunder; and

(b) the Buyer shall ensure that the Target Group Companies keep all returns, schedules and work papers and all material records and other documents and relating to Tax matters of the Target Group Companies for the Relevant Tax Period at least until the expiration of the relevant statutory keeping periods, provided, however, that the relevant keeping period shall in any case not end prior to the expiration of 6 (six) months after the Tax assessment, to which such returns and other documents relate, becomes final and binding.

11.7 General Limitations on Tax Indemnity; Miscellaneous

11.7.1 The liability of the Warrantors pursuant to Clause 11.1 shall be limited to the extent:

(a) the Tax has been paid on or prior to the Closing Date;

(b) the Tax arises as a result of the retrospective imposition of Tax directly due to a change in applicable Law enacted after the Closing Date unless such Tax relates to matters described in Clause 11.1(b), or Clause 11.2;

(c) specific provision, Relief or reserve in respect of the exact liability for the same matter giving rise to the liability was made or reflected in the Post-Closing Statement;

(d) the liability would not have arisen but for a voluntary act of the Buyer (including mergers or other reorganization measures) or by any Target Group Company after the Closing Date which the Buyer knew would or could reasonably be expected to give rise to a Tax unless such act was carried out:

(i) in the ordinary course of business;

(ii) pursuant to an obligation of any Target Group Company incurred prior to the Closing Date (including this Agreement);

(iii) in compliance with any Law, regulation or request (whether or not having the force of Law) of any Tax authority; or

(iv) with the written agreement or at the prior written request of the Sellers;

(e) the tax is attributable to elections (including any change in the accounting or taxation policies or practices unless required by Law) made or initiated on or after the Closing Date by any Target Group Company, the Buyer or any Buyer Affiliate; or

(f) the Buyer or any Target Group Company has actually received cash reimbursement from any third party (net of Taxes, reasonable costs and expenses).

11.7.2 The liability of the Warrantors under this Clause 11 shall be time-barred on the end of the relevant statutory period of limitation for the respective Tax assessment, unless a claim, describing in reasonable detail the nature of the claim and the calculation of the amount claimed, has been raised against the Buyer or any Target Group Company within 30 (thirty) Business Days before the end of the relevant statutory period of limitation for the respective Tax assessment, in which case the relevant statutory period of limitation shall be deemed extended for 30 (thirty) Business Days.

11.7.3 If any liability for Tax in respect of which a claim could have been made against the Warrantors (or any of them) under Clause 11.1 has been discharged or satisfied by payment by the Buyer or any Target Group Company (whether before or after the date hereof) the covenants and indemnities given under Clause 11.1 shall take effect as a covenant by the Warrantors to reimburse (or pay if reimbursed by any Target Group Company) to the Buyer for any amount so paid.

11.7.4 None of the limitations contained in this Clause 11 shall apply to any claim which arises as a consequence of, or is delayed as a result of fraud, negligence, misrepresentation, dishonesty, wilful misconduct or wilful concealment by the Sellers (or any of them), or any shareholder, or officer of the Sellers (or any of them) or any of the directors or other officer of any of the Target Group Companies or relates to any statutory and/or criminal fine or penalty or any other circumstance which enables any Tax authority to raise, withdraw or modify an assessment or to levy a Tax at any other time.

11.7.5 To the extent permitted by Law, the Warrantors and Buyer agree that all payments made pursuant to this Clause 11 shall constitute a decrease or increase of the Purchase Price (as the case may be).

11.7.6 Save for the limitation in Clause 15.1.3, none of the limitations set forth in Clause 17 or elsewhere in this Agreement shall apply to this Clause 11.

12. Representations and Warranties of the Buyer

The Buyer represents and warrants to each of the Sellers that the following statements are true and correct:

12.1 Organization

The Buyer is a private company limited by shares, duly organized and validly existing under the Laws of Malta and has the requisite corporate powers and authorities to own its properties and to carry on its business as presently being conducted.

12.2 Authority and Validity

The Buyer has the requisite corporate powers and authorities to execute, deliver and perform this Agreement. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Sellers, this

Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms.

12.3 Parent Shares

Upon issuance (whether as part of the Consideration Payment 1 or hereafter as part of the Consideration Payment 2 or the Consideration Payment 3), the Parent Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than restrictions on transfer imposed by state and federal securities Laws or as otherwise disclosed in GAMB’s filings with the SEC.

12.4 Acting in Own Name

The Buyer is acting in its own name and is acting as principal on its sole account with the intention of owning the business of the Company, and not as agent on behalf of any other person (whether jointly with any such person or otherwise).

12.5 Solvency

The Buyer is solvent and the payment to the Sellers of the Purchase Price will not render it insolvent or unable to pay its debts as they fall due at the Signing Date or for a period of 12 (twelve) months thereafter.

12.6 Timing of Warranties

12.6.1 The Buyer Warranties are given on the Signing Date.

12.6.2 Each of the Buyer Warranties shall be separate and independent and shall not be limited by reference to any other provision of the Buyer Warranties or by anything in this Agreement.

12.6.3 The Buyer acknowledges that the Sellers entered into this Agreement in reliance upon, amongst other matters, the Buyer Warranties.

12.7 Screening of foreign direct investments

The Buyer warrants that the acquisition of the Shares by Buyer and the matters contemplated in this Agreement do not fall within the scope of the National Foreign Direct Investment Screening Office Act and hereby agrees to indemnify and hold the Sellers harmless from any penalties that may be prescribed in the event of any breach of the National Foreign Direct Investment Screening Office Act.

12.8 GAMB Warranties

GAMB represents and warrants to each of the Sellers that the following statements are true and correct:

12.8.1 GAMB has the requisite corporate powers and authorities to execute, deliver and perform this Agreement. The execution and delivery of this Agreement by GAMB and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GAMB. This Agreement has been duly executed and delivered by GAMB and, assuming the due authorization, execution and delivery of this Agreement by the Sellers, this Agreement constitutes a legal, valid and binding obligation of GAMB enforceable against it in accordance with its terms.

12.8.2 Upon issuance (whether as part of the Consideration Payment 1 or hereafter as part of the Consideration Payment 2 or the Consideration Payment 3), the Parent Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than restrictions on transfer imposed by state and federal securities Laws or as otherwise disclosed in GAMB’s filings with the SEC.

12.8.3 The issuance and delivery by GAMB of the Parent Shares to the Sellers does not require any vote or other approval or authorization of any holder of any capital stock of GAMB.

The provisions of Clause 12.6 and Clause 12.7 shall apply to this Clause 12.8 mutatis mutandis.

13. Offset Amount

13.1 The Parties hereby acknowledge and agree that, any amounts Finally Determined as due by any of the Sellers to the Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, may be offset against any unpaid balance of the Purchase Price due to that relevant Seller under this Agreement.

13.2 To the extent that the Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, is Finally Determined to be owed by any of the Sellers amounts in excess of the unpaid balance of the Purchase Price, the Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, may seek payment for such amounts in excess of such unpaid balance of the Purchase Price from the relevant Sellers, subject always to the limitations set out in Clause 15 hereto.

13.3 The Buyer shall be entitled to retain from any unpaid balance of the Purchase Price due to a Seller such an amount as is equal to any Estimated Loss subject to the actual amount of the Loss, if any, being Finally Determined in accordance with the provisions of Clause 15 hereto.

13.4 The right to offset against any unpaid balance of the Purchase Price as set forth in Clause 13.1 above shall be separate and independent from (i) the forfeiture of the Consideration Payment 2 and the Consideration Payment 3 as set forth in Clause 3.1.7; and (ii) reduction of Consideration Payment 2 and Consideration Payment 3 for the Exit Bonus Program Participants as set forth in Clause 3.2 but shall at all times be subject always to the limitations set out in Clause 15 hereto.

14. Restrictions

In further consideration of the Buyer entering into this Agreement and for the purpose of assuring to the Buyer the full benefit of the Business and goodwill of the Target Group, each of the Covenantors covenants with and undertakes to the Buyer (as trustee for itself and the Target Group) that it and its Affiliates will not (whether alone or jointly with any other Person and whether directly or indirectly, and whether as shareholder, partner, promoter, director, officer, agent, manager, employee or consultant of, in or to any other Person or otherwise) without the prior written consent of the Buyer:

(a) at any time during the Restricted Period, within the territories in which any of the Target Group Companies operates the Business, carry on or be engaged, employed, concerned or interested in carrying on any business in competition with the Business;

(b) at any time during the Restricted Period, canvass, solicit, approach or entice away from any Target Group Company any Person who was a customer of any Target Group Company within 24 (twenty-four) months before Closing, or make or publish any derogatory, unfavourable, negative, disparaging, false, damaging or deleterious statements regarding any Target Group Company which would cause any Person to cease or refuse to do business with any Target Group Company;

(c) at any time during the Restricted Period, in competition with the Business, canvass, solicit, approach or entice away from any Target Group Company any Person who supplied goods or services to any Group Company within 24 (twenty-four) months before Closing, or interfere or seek to interfere or take steps which may interfere with supplies to any Target Group Company or the terms of business relating to such supplies;

(d) at any time during the Restricted Period

(i) solicit or entice away, or endeavour to solicit or entice away, from any Target Group Company; or

(ii) employ or engage, or endeavour to employ or engage, any Person who is or was during the Restricted Period,

an employee (save as a result of general bona fide recruitment advertisements in the ordinary course of business) or Key Employee (with no exceptions) of any of the Target Group Companies whether or not such Person would commit a breach of his employment contract by reason of leaving service;

(e) at any time after Closing, directly or indirectly use or attempt to use in the course of any business or otherwise on its own account or in connection with or on behalf of any Person:

(i) any Intellectual Property Rights owned by any Target Group Company; or

(ii) any name, combination of words or abbreviation used or owned by any Target Group Company including the Trade Names or any other name, combination of words or abbreviation which is likely to be confused with any Trade Name or any such name, combination of words or abbreviation (whether or not such Trade Name, name, combination of words or abbreviation is used in conjunction with any other name, place or description);

(f) save in the course of employment by any Target Group Company, the Buyer or any Buyer’s Affiliates, at any time after Closing in the course of carrying on any trade or business or for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any present association with any Target Group Company or assert any rights whatsoever in respect of any goodwill of any Target Group Company.

14.2 Modification

14.2.1 Whilst the restrictions in Clause 14 are considered by the Buyer and the Covenantors to be reasonable and indispensable in all the circumstances as at the date of this Agreement, it is acknowledged that restrictions of that nature may be or become void or unenforceable because of changed circumstances or other unforeseen reasons; therefore, if any such restrictions are held to be or are reasonably likely to be held (in the opinion of Buyer) void or unenforceable by any court or regulatory authority but would be valid if part of the wording were amended or the relevant period or scope reduced, those restrictions will apply with the modifications necessary to make them valid and effective, and those modifications will not affect the validity or enforceability of any other restriction in or provisions of this Agreement.

14.2.2 During the Restricted Period, each of the Covenantors who is not an employee of the Buyer, a Buyer’s Affiliate or any of the Target Group Companies at such time, covenants to refer any enquiries about the Business they receive after Closing to the Buyer as soon as practicable.

15. Liability and Related Matters

15.1 Certain Limitations

15.1.1 Thresholds

No claim, or recovery in respect thereof, for breach by the Warrantors of any of the General Warranties shall be allowed unless (i) the amount recoverable in respect of all such qualifying claims or the Loss arising in connection with such claim exceeds EUR 50,000 (“a De minimis Claim”) and (ii) an aggregate liability in respect of all De minimis Claims exceeds EUR 200,000), in which case the Warrantors, subject to the other limitations and exclusions set forth in this Clause 15, shall be liable for the full amount of all such qualifying claims (and not merely the excess thereof).

15.1.2 Contingent Obligations

(a) The Sellers shall not be liable under this Agreement in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

(b) This Clause 15.1.2 shall not operate to exclude liability in relation to a claim made for a contingent liability within the general time limit specified in Clause 15.4.

(c) Any claim for breach of the General Warranties in respect of which notice shall have been given in accordance with Clause 15.4.1, shall if it has not been previously satisfied, settled or withdrawn, be deemed to have been irrevocably withdrawn and lapsed unless proceedings in respect of such claim have been issued and served on the Sellers’ Representatives not later than the expiry of the period of 9 (nine) months from and including the date of such notice.

(d) Each of the Buyer and the Sellers’ Representatives shall act promptly and in good faith to resolve any breach of the General Warranties.

15.1.3 Individual and Aggregate Caps

(a) In the event of a breach of the Fundamental Warranties by a Seller, the individual maximum aggregate liability of such Seller shall be limited to an amount equal to such proportion of the Purchase Price which corresponds to the relevant Seller’s pro-rata shareholding in the Company as of Closing.

(b) In respect of a breach of the General Warranties, the Specific Indemnities and/or the Tax Indemnity the maximum aggregate liability of the Warrantors for all such claims shall be limited to an amount equal to such proportion of the Purchase Price which corresponds to the relevant Warrantor’s pro-rata shareholding in the Company as of Closing.

15.1.4 Following Recovery from Sellers or Warrantors

(a) Any amount for which the Sellers and/or Warrantors would otherwise have been liable under this Agreement in respect of any Losses suffered by the Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, or any

Target Group Company shall be reduced by the net amount of any recovery actually received by such Target Group Company from any third party (including insurance proceeds) in respect of such Losses.

(b) The net amount of such recovery shall be equal to the amount received by such Target Group Company or the Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, less: (i) any reasonable costs and expenses incurred by such Target Group Company or the Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, in respect of such indemnification or other recovery; (ii) when the recovery consists of insurance proceeds, the aggregate amount, if any, by which an independent insurance broker, jointly appointed by the Buyer and the Sellers’ Representatives, estimates that the Company’s (or the Buyer’s, GAMB’s and the other members’ of the GAMB Group, including for the avoidance of doubt, GDC Media’s, or any Target Group Company’s, as applicable) insurance premiums are likely to be increased during the 2 (two) years following the making of the insurance claim; and (iii) any Taxes less any Taxes attributable to the recovery.

15.2 Third Party Claims

15.2.1 If a claim by a third party is made against any or all of the Sellers or the Indirect Sellers (a “Third Party Claim”), and if such party intends to bring a claim with respect thereto under this Clause 15, such Seller or Indirect Seller or Sellers or Indirect Sellers shall promptly notify the Buyer of such Third Party Claim.

15.2.2 The Buyer shall have 30 (thirty) days after receipt of such notice to assume the conduct and control, through Buyer’s counsel, of the settlement or defense of such Third Party Claim and such Seller or Indirect Seller or Sellers or Indirect Sellers shall cooperate with it in connection therewith.

15.2.3 If the Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, does not notify such Seller or Indirect Seller or Sellers or Indirect Sellers within 30 (thirty) days after the receipt of such Seller’s or Indirect Seller’s or Sellers’ or Indirect Sellers’ notice of a Third Party Claim hereunder that it elects to undertake the defense thereof, such Seller or Indirect Seller or Sellers or Indirect Sellers shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

15.2.4 The Sellers or, as applicable, the Indirect Sellers and the Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, and/or its counsel, such Seller or Indirect Seller or Sellers or Indirect Sellers or such employees of such Seller or Indirect Seller or Sellers or Indirect Sellers as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.]

15.3 Adjustment to Purchase Price

All amounts paid by the Sellers or the Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, as the case may be, under this Clause 15 or under any other provision in this Agreement shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all purposes.

15.4 Time Bars

15.4.1 Warranty and Indemnity Claims

(a) No action or claim may be brought in respect of any breach of any of the Warranties, unless the claim, describing in reasonable detail the nature of the claim and the calculation of the amount claimed, is made in writing to the Sellers within 20 (twenty) Business Days of the end of the Earn Out Period; provided that actions or claims for any breach of any of the Fundamental Warranties shall be time-barred after a period of 6 (six) years.

(b) No action or claim may be brought in respect of any breach by the Sellers of the Specific Indemnities, unless the claim, describing in reasonable detail the nature of the claim and the calculation of the amount claimed, is made in writing to the Sellers within 28 (twenty-eight) months of the Closing Date.

15.4.2 Other Claims

Without prejudice of the foregoing, no action or claim may be brought under this Agreement unless the claim, describing in reasonable detail the nature of the claim and the calculation of the amount claimed, is made in writing to the Warrantors and/or Sellers (as applicable).

15.5 Exclusive Remedies

15.5.1 Each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to a breach of the Agreement shall be pursuant to the provisions set forth in this Clause 15 or elsewhere in this Agreement and hereby waives, to the fullest extent permitted under applicable Law, any and all other remedies (including but not limited to any right to rescind this Agreement) it may have against the other Parties in connection with the transactions contemplated hereby. Nothing in this Clause shall limit the right, if any, of such Party to obtain specific performance of this Agreement in the event of another Party’s breach of its obligations hereunder.

15.5.2 Without prejudice to the generality of the foregoing and unless otherwise set out in the Agreement, each Party waives any right it may have to seek termination of the Agreement for breach of the covenants or other obligations at any time under the Agreement (before or after the Closing Date).

15.5.3 None of the limitations contained in Clause 15.5 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as a consequence of fraud or wilful misconduct by the Sellers (or any of them).

15.5.4 Nothing in this Agreement will be deemed to relieve the Buyer from its duty to mitigate any loss or damage incurred by it.

15.6 Tax on payments

If a Tax is imposed on any amount paid by the Sellers (or any of the Indirect Sellers) to the Buyer under this Agreement, then the amount so payable shall be free and clear of all deductions or withholdings whatsoever, save only as may be required by applicable Law and shall be grossed up by such amount as will ensure that after payment of such Tax there shall be left a sum equal to the initial amount which would otherwise be payable under this Agreement.

15.7 Save as expressly provided in Clause 15.1.3, the provisions of this Clause 15 shall not apply to Clause 11.

15.8 Other Limitations

15.8.1 None of the Warrantors will be liable for a claim under the General Warranties to the extent that the claim:

(a) is disclosed in the Agreement or Disclosure Letter; or

(b) relates to any matter specifically provided for in the Closing Statement and reflected in Closing Cash, Closing Borrowings, or Closing Working Capital, provided such provision has not been subsequently reversed (in whole or in part).

15.8.2 None of the Warrantors shall be liable for any claim under the General Warranties to the extent that it arises or is increased or extended as a result of any of the following:

(i) a change in the Law or in any regulation, requirement or code of conduct of any relevant agency or administrative or other regulatory body, a change in any generally accepted interpretation or application of any legislation or any decision of any administrative or other regulatory body (including the withdrawal of any extra statutory concession of a Tax Authority); or

(ii) any parliamentary statement or statement by any regulatory or government authority concerning any change in the practice adopted by any regulatory or government authority.

15.8.3 The Buyer, GAMB and the other members of the GAMB Group, including for the avoidance of doubt, GDC Media, shall not be entitled to recover twice under the Warranties, the Specific Indemnities and/or under the Tax Indemnity in respect of the same subject matter or to recover more than once in respect of the same subject matter under two or more separate Warranties.

15.8.4 Events following Closing

(a) None of the Warrantors shall be liable for any claim under the Warranties to the extent that such claim arises or is increased or extended as a result of:

(i) any change in the accounting policies or practices of, or applicable to, the Target Group Companies introduced or having effect on or after the Closing (except for the Warranties under Paragraph 4 of Schedule 2);

(ii) any winding-up or cessation of, or any material change in, the nature or conduct of any business carried on by the Buyer or any Group Company, occurring after Closing, unless such change is required by applicable Law;

(iii) any Target Group Companies is insolvent and such action is necessary or desirable to ensure that all directors of the relevant Target Group Company comply with their obligations; and/or

(iv) any failure by the Buyer or any member of the GAMB Group to comply with, or failure to procure the compliance of the group with any of their respective obligations under this Agreement or any of the Transaction Documents unless such action or omission by GAMB is required by applicable Law.

15.8.5 General Voluntary Act or Directions of the Buyer or any member of the GAMB Group

None of the Warrantors shall have any liability under the Warranties to the extent that the liability is wholly or partly attributable to any voluntary act, omission, transaction or arrangement of or at the direction at any time, of the Buyer or any member of the GAMB Group, or at the direction after the date of this Agreement, except for (i) when such voluntary act, omission, transaction or arrangement was required under the applicable Law or stock exchange regulations which was in full force and effect as of the Closing Date; (ii) actions taken at the request of or with the agreement with the Warrantors or Sellers’ Representative; (iii) actions taken in connection with this Agreement; or (iv) actions taken pursuant to the arrangements between the Warrantors in relation to the Earn-Out Period.

16. Amendment and Waiver

16.1 Amendments and Waivers

16.1.1 Amendments

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto by their duly authorized Representatives.

16.1.2 Waivers

(a) No delay or failure on the part of any Party to exercise any right, power or remedy in respect of this Agreement shall constitute a waiver thereof (other than a failure to provide a notice or take any action which is subject to a time limit as specified in this Agreement).

(b) Except as provided otherwise herein, no waiver shall be effective unless given in writing and signed by a duly authorized Representatives of the Party giving the waiver.

17. Sellers’ Representatives

17.1.1 The Sellers and Indirect Sellers irrevocably agree with the Buyer that:

(a) the Sellers’ Representatives shall, on behalf of each of the Sellers and Indirect Sellers have full and irrevocable power and authority;

(i) to take any action, give any consent and to do or omit to do anything in connection with any claim under the General Warranties, the Tax Indemnity and Specific Indemnities as he shall in his absolute discretion decide;

(ii) to take any action, give any consent and to do or omit to do anything in connection or pursuant to or contemplated by Clause 3.2;

and the Buyer may liaise and agree matters exclusively with the Sellers’ Representatives in respect of any such specific matter, (and all notices to be served by the Buyer to any of the Warrantors in respect of a claim under the General Warranties, Tax Indemnity and/or the Specific Indemnities will be deemed to be duly served on all or any of the Warrantors if served on the Sellers’ Representatives);

(b) a written decision, consent or instruction of the Sellers’ Representatives in relation to the matters referred to above in this Clause 17.1.1 shall constitute a decision of the Sellers and Indirect Sellers and shall be final, binding and conclusive upon the Sellers and Indirect Sellers.

17.1.2 Solely in respect of any of the matters referred to above in this Clause 17.1.2, the Sellers’ Representatives shall, on behalf of the Sellers and Indirect Sellers, have full and irrevocable power and authority to take any action, give any consent and to do or omit to do anything pursuant to the authorities vested in them or contemplated by this Agreement as he shall in his absolute discretion decide and the Buyer may liaise and agree matters exclusively with the Sellers’ Representatives in respect of all such matters referred to above in this Clause 17.1.2 relating to the Sellers and Indirect Sellers.

17.1.3 For the purpose of giving further effect to this Clause 17.1.3, each of the Sellers and Indirect Sellers hereby irrevocably by way of security duly appoints the Sellers’ Representatives, as his attorney with full power to execute, complete and deliver in the name of that Seller and Indirect Seller all documents necessary to give effect to the provisions of this Clause 17.1.3 and the appointments in this Clause 17.1.3 are irrevocable and are given to secure the performance of the obligations of each of the Sellers and Indirect Sellers under this Agreement.

17.1.4 In the event of (i) the death or inability to act of the Sellers’ Representatives or (ii) the decision of the persons holding the beneficial interest in at least 51% of the Shares immediately prior to Closing, to replace the Sellers’ Representatives; each of the Sellers and Indirect Sellers hereby irrevocably undertakes to appoint a replacement Sellers’ Representatives (the “Replacement Sellers’ Representatives”), being one of the Sellers approved by the decision in (ii) above. In the event that a Replacement Sellers’ Representatives is appointed, the provisions of the Transaction Documents relating to the Sellers and Indirect Sellers and the Sellers’ and Indirect Sellers’ Representatives shall apply mutatis mutandis.

17.1.5 For the avoidance of doubt, the Sellers’ Representatives shall have no power or entitlement to settle any claim against any of the Sellers and Indirect Sellers (other than himself) in relation to the Fundamental Warranties.

18. General Provisions

18.1 No Announcement

Each Party hereto agrees to keep the existence and content of this Agreement confidential and to make no announcement or other disclosure with respect thereto other than as agreed with the other Parties. Such public announcement shall be in agreed form between the Buyer and the Sellers’ Representatives. This Clause 18.1 shall not apply if applicable Law or stock exchange regulations require otherwise.

18.2 Business Secrets

The Sellers and the Indirect Sellers shall maintain, and shall cause their Affiliates to maintain in strict confidence all non-public information relating to the operations or business of the Target Group Companies. Without limiting the generality of the foregoing, the Sellers and the Indirect Sellers undertake not to disclose, and shall cause their Affiliates not to disclose, to a third party any confidential information concerning any Target Group Company except when required to disclose such information by applicable Law, by the regulations of any relevant stock exchange, by any court or other judicial authority or pursuant to any enquiry or investigation by any Governmental Authority which is lawfully entitled to require any such disclosure, and only for the limited portion of information so required to be disclosed.

18.3 Confidentiality

18.3.1 None of the Parties hereto shall, and each Party hereto shall ensure that none of its Affiliates will, disclose any information of a confidential nature relating to the Business or the Buyer or to the

Sellers or the Indirect Sellers (in the case of the Buyer) to any third Person. The obligation of the Parties under this Clause 18.3 shall not apply to any of the following:

(a) disclosure of such confidential information required by applicable Law, applicable stock exchange rules or any Tax authority;

(b) disclosure of such confidential information to such Party’s professional advisors or statutory auditors who have been made aware of the confidential nature of such information;

(c) disclosure of such confidential information for the purpose of defending any claim against the other Parties under this Agreement or enforcing its rights hereunder (including making any claims or counterclaims against third parties pursuant to Clause 15.2); or

(d) disclosure of such confidential information which is or comes into the public domain other than as a result of the breach by such Party of this Clause 18.3.

18.3.2 The Sellers shall have the right to retain copies of all documents delivered or made available to the Buyer in connection with the transactions contemplated hereby for the purpose of defending any claim against the Sellers under this Agreement or enforcing its rights hereunder (including making any claims or counterclaims against third parties pursuant to Clause 15.2).

18.4 Cooperation

Unless otherwise expressly provided in this Agreement, whenever any of the Parties are required to cooperate for any particular purpose hereunder, no Party, nor any of its Affiliates, shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation or concession (financial or otherwise) to any Person.

18.5 Entire Agreement and Variation

18.5.1 This Agreement, including its Exhibits and Schedules, constitutes the whole and only understanding of the Parties hereto with respect to the subject matter contained herein and supersedes and extinguishes any Pre-contractual Statements.

18.5.2 Each Party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by any Pre-contractual Statement given by the other Party or any document referred to in this Agreement and that no such Pre-contractual Statement is to be implied in it whether by virtue or any usage or course of dealing or otherwise, in each case except as expressly set out in this Agreement.

18.5.3 Neither Party will have any right of action against the other Party, nor will it have any liability to the other Party (whether in equity, contract or tort (including negligence)), arising out of or in connection with any Pre-contractual Statement, breach of fiduciary duty, misrepresentation or under Section 45 of the Sale of Goods and Supply of Services Act 1980 or for a representation, warranty or undertaking that is not set out in this Agreement or a document referred to in this Agreement.

18.5.4 Each Party acknowledges that the exclusions set out in this Clause 18.5 are fair and reasonable for all lawful purposes (including Section 46 of the Sale of Goods and Supply of Services Act 1980).

18.5.5 This Agreement may only be varied in writing signed by each of the Parties.

18.6 Severability

If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable under applicable Law of any jurisdiction, the validity, legality and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the validity, legality and enforceability of the whole Agreement in any other jurisdiction shall not be affected. In the event any provision is held in any proceeding pursuant to Clause 18.10 to be invalid, illegal or unenforceable, the Parties shall replace that provision with a new provision permitted by Law and having an economic effect as close as possible to the deficient provision.

18.7 Assignment

None of the Parties may assign its rights or obligations under this Agreement to any Person without the prior written consent of the other Parties, save that the Buyer may at any time assign all or any part of its rights and benefits under this Agreement to any of its Affiliates provided that:

(i) if such assignee subsequently ceases to be an Affiliate of the Buyer, the Buyer shall procure that prior to its ceasing to be an Affiliate of the Buyer, such assignee reassigns so much of the rights and benefits and obligations under this Agreement as have been assigned to it to the Buyer or (upon giving further written notice to the Sellers’ Representatives) to another Affiliate of the Buyer;

(ii) the Buyer shall remain liable to the Sellers in the event that the assignee fails to perform any of the assigned obligations;

(iii) the Sellers’ respective liability to the assignee under this Agreement (including but not limited to any liability to Tax) shall be no greater than it would have been to the Buyer; and

(iv) if there is an assignment or encumbrance under this Clause 7, the amount of loss or damage recoverable by the permitted assignee will be calculated as if that person had been originally named as a party to this Agreement.

18.8 Notices

18.8.1 All notices and other communications that are required or permitted to be given under this Agreement shall be in writing, in the English language and hand delivered or sent by registered mail (return receipt requested) or by e-mail with signed PDF attachment to the following addresses (which may be changed in writing by notice to the appropriate address):

If to the Sellers’s representatives	Name:	Fintan Costello
	Address:	[***]
	E-mail:	[***]
with a copy to:	Name:	Ilkka Heikkilä
	Address:	[***]
	E-mail:	[***]

If to the Buyer:	Name:	GDC Malta Limited
	Address:	85 John St, Valletta VLT 1165, Malta
	Attention:	John O’Shea
	E-mail:	[***]
with a copy to:	Name:	White & Case LLP
	Address:	Bockenheimer Landstrasse 20 60323 Frankfurt am Main Germany
	Attention:	Darragh Byrne
	E-mail:	[***]

The communications will be considered as having reached the addressee:

(a) if sent by courier, upon delivery;

(b) if sent by registered mail, within 2 (two) Business Days after the date the communication was mailed; or

(c) if sent by e-mail, within four hours from delivery of such email provided no delivery failure message was received.

18.8.2 A Party must notify the other Parties of a change to its notice details. That notification shall only be effective on:

(a) any effective date specified in the notification; or

(b) if no effective date is specified or the effective date specified is less than five (5) clear Business Days after the date when notice is received, the date falling five (5) clear Business Days after the notification has been received.

18.8.3 For the avoidance of doubt, if a change of notice details is not served in the manner required in this Agreement (or at all), then the notice details contained in this Agreement for the relevant Party shall apply and any such Party agrees that he or it shall not be entitled to plead as a defence to any claim made or action taken under this Agreement that notice was not properly served on that Party.

18.9 Governing Law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, formation, existence, negotiation, validity, termination or enforceability (including non-contractual, disputes or claims) shall be governed by and construed in accordance with the Laws of Ireland.

18.10 Dispute Resolution

(a) The Parties will use their reasonable efforts to resolve amicably any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach or invalidity thereof.

(b) Thereafter each of the Parties hereto agrees that the Courts of Ireland shall have jurisdiction to hear and determine and settle any disputes which may arise out of or in connection with this Agreement or its performance and accordingly that any suit, action or proceedings so arising, including any proceedings relating to any non-contractual obligations, may be brought in such courts and for such purposes the Parties hereby submit to the jurisdiction of such courts

18.11 Costs and Expenses

Unless otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation and implementation of this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

18.12 Further Assurances

After the Closing Date, each of the Sellers and the Indirect Sellers shall execute such other documents or take, or cause to be taken, such other actions as may be reasonably required to transfer the Shares to the Buyer in accordance with this Agreement and to give the Buyer the full benefit of this Agreement.

18.13 Partnership

This Agreement shall not operate so as to create a partnership or joint venture of any kind between the Parties hereto or constitute any Party hereto as the agent to the others.

18.14 Counterparts

This Agreement may be executed in one or more counterparts (including by PDF (portable document format), JPEG or other agreed format), each of which when so executed shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (by PDF, JPEG or other agreed format) or facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

Each of the Parties hereto has caused this Agreement to be executed and delivered as a deed on the date first set forth above.

(Signature pages to this Agreement follow)

SIGNED AND DELIVERED by Ilkka Elias Heikkilä as a Deed in the presence of:	/s/ Ilkka Elias Heikkilä
Ilkka Elias Heikkilä
/s/ Maria Jarvinen
Witness – Maria Jarvinen
[***]
Address

[***]
Occupation

SIGNED AND DELIVERED by Miikka Samuli Mustonen as a Deed in the presence of:	/s/ Miika Samuli Mustonen
Miika Samuli Mustonen
/s/ Fintan Costello
Witness – Fintan Costello
[***]
Address

[***]
Occupation

SIGNED AND DELIVERED as a Deed for and on behalf of Siurcom Oy By Aku-Mikko Haljoki	/s/ Aku-Mikko Haljoki
Director

SIGNED AND DELIVERED by Riku-Matti Juhani Vihreäsaari as a Deed in the presence of:	/s/ Riku-Matti Juhani Vihreäsaari
Riku-Matti Juhani Vihreäsaari
/s/ Henri Ojala
Witness – Henri Ojala
[***]
Address

[***]
Occupation

SIGNED AND DELIVERED by Antti Mikael Kareinen as a Deed in the presence of:	/s/ Antti Mikael Kareinen
Antti Mikael Kareinen
/s/ Henna Rinnekangas
Witness – Henna Rinnekangas
[***]
Address

[***]
Occupation

SIGNED AND DELIVERED as a Deed for and on behalf of Rastas Investing Oy By Mikko Tapio Valdemar Lang	/s/ Mikko Tapio Valdemar Lang
Director

SIGNED AND DELIVERED as a Deed for and on behalf of Caracara Oy By Sauli Petteri Konttila	/s/ Sauli Petteri Konttila
Director

SIGNED AND DELIVERED as a Deed for and on behalf of IT & Web Consulting TK Oy By Tero Petteri Kilkanen	/s/ Tero Petteri Kilkanen
Director

SIGNED AND DELIVERED as a Deed for and on behalf of Sipsikissa Oy By Erkka Ilari Tohmo	/s/ Erkka Ilari Tohmo
Director

SIGNED AND DELIVERED by Milan Nikolic as a Deed in the presence of:	/s/ Milan Nikolic
Milan Nikolic
/s/ Lila Nikolic
Witness – Lila Nikolic
[***]
Address

[***]
Occupation

SIGNED AND DELIVERED by Ory Weihs as a Deed in the presence of:	/s/ Ory Weihs
Ory Weihs
/s/ Anna Meissner
Witness – Anna Meissner
[***]
Address

[***]
Occupation

SIGNED AND DELIVERED as a Deed for and on behalf of Contender Media Holdings B.V. by Fintan Costello	/s/ Fintan Costello
Director

SIGNED AND DELIVERED by Fintan Costello as a Deed in the presence of:	/s/ Fintan Costello
Fintan Costello
/s/ Miikka Samuli Mustonen
Witness – Miikka Samuli Mustonen
[***]
Address

[***]
Occupation

SIGNED AND DELIVERED by Aku-Mikko Haljoki as a Deed in the presence of:	/s/ Aku-Mikko Haljoki
Aku-Mikko Haljoki
/s/ Riku Vihreasaari
Witness – Riku Vihreasaari
[***]
Address

[***]
Occupation

SIGNED AND DELIVERED by Mikko Tapio Valdemar Lang as a Deed in the presence of:	/s/ Mikko Tapio Valdemar Lang
Mikko Tapio Valdemar Lang
/s/ Henri Ojala
Witness – Henri Ojala
[***]
Address

[***]
Occupation
SIGNED AND DELIVERED by Sauli Petteri Konttila as a Deed in the presence of:
/s/ Sauli Petteri Konttila
/s/ Markus Nykänen	Sauli Petteri Konttila
Witness – Markus Nykänen
[***]
Address

[***]
Occupation

SIGNED AND DELIVERED by Tero Petteri Kilkanen as a Deed in the presence of:	/s/ Tero Petteri Kilkanen
Tero Petteri Kilkanen
/s/ Riku Vihreasaari
Witness – Riku Vihreasaari
[***]
Address

[***]
Occupation
SIGNED AND DELIVERED by Erkka Ilari Tohmo as a Deed in the presence of:	/s/ Erkka Ilari Tohmo
Erkka Ilari Tohmo
/s/ Riku Vihreasaari
Witness – Riku Vihreasaari
[***]
Address

[***]
Occupation

SIGNED AND DELIVERED as a Deed for and on behalf of Finder Media B.V. By Fintan Costello	/s/ Fintan Costello
Director

GAMBLING.COM GROUP LIMITED
By: _/s/ Charles Gillespie_____________________ Name: Charles Gillespie Title: Chief Executive Officer

GDC Malta Limited
By: ____/s/ Ekaterina Smolinova_______________ Name: Ekaterina Smolinova Title: Director

(Signature page to Share Purchase Agreement)

List of Schedules

Definitions Schedule A	General Terms
Definitions Schedule B	Financial Terms
Schedule 1	Group Companies
Schedule 2	Warranties
Schedule 3	Specific Accounting Policies
Schedule 4	Key Employees
Schedule 5	Accounts
Schedule 6	Intellectual Property
Schedule 7	Disclosure Letter
Schedule 8	Exit Bonus Agreement Template
Schedule 9	Real Property
Schedule 10	List of Assets
Schedule 11	Earn-Out Calculations
Schedule 12	Business Plan

Definitions Schedule A General Terms

Definitions

For the purposes of this Agreement, the following defined terms, which are identified by capitalization, shall always have the meaning as set forth in this Definitions Schedule A (General Terms), it being understood that these definitions are applicable to the singular as well as the plural forms of such terms.

Defined Term	Meaning
“Accounts Date”	means 31 December 2021.
“Affiliate”

Means in relation to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, further, that an Affiliate of any Person shall also include (a) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (b) in the case of a corporation, any officer or director of such corporation, (c) in the case of a partnership, any general partner of such partnership, (d) in the case of a trust, any trustee or beneficiary of such trust, (e) any spouse, parent, sibling or child or lineal descendant of any individual described in clauses (a) through (d) above, and (f) any trust for the benefit of any individual described in clauses (a) through (e) above.

“Agreement”	has the meaning given in the caption, as supplemented by Clause 1.4.2.
“Allowed Jurisdictions”	means: (a) any jurisdiction in which NDC Media and its Affiliates currently operates as of the Closing Date, being: [***]

“Allowed Operators”	any Operators who: [***];
“AST”	has the meaning given in Clause 5.2.2(a).
“Bad Actor”	[***].
“Blended Multiple”	means [***].
“Borrowings”	has the meaning given in Part 2 of Definitions Schedule B.
“Business”	has the meaning given in Recital (B).
“Business Day”	means a day other than a Saturday or Sunday or public holiday in Ireland on which banks are open in Ireland.
“Business Domain Names”

means all rights in all World Wide Web addresses, Internet identifiers and domain names and applications and registrations owned, registered or applied for by or on behalf of any Target Group Company, including, but not limited to, the domain name registrations set out in Part 1 of the Schedule 6 to this Agreement.

“Business Intellectual Property Rights”	means all Intellectual Property Rights that are owned, used, held for use or licensed by any Target Group Company.
“Business Plan”	means the business plan, strategy and budget to be agreed between the Sellers and the Buyer in substantially the form set out in Schedule 13.
“Buyer”	has the meaning given in the caption.
“Buyer’s Affiliates”	means all Affiliates of the Buyer.
“Buyer’s Closing Actions”	has the meaning given in Clause 5.2.2.
“Buyer’s Solicitors”	means White & Case LLP.

“Buyer Warranties”	means the warranties of the Buyer provided in Clause 12.1, Clause 12.2, Clause 12.3, Clause 12.4 and Clause 12.5.
“BVI”	means the British Virgin Islands.
“BVI Companies Act”	means the BVI Business Companies Act, 2004 (as amended).
“Cash and Cash Equivalents”	has the meaning given in Part 1 of Definitions Schedule B.
“Cash Consideration”	has the meaning given in Clause 3.1.1.
“CET”	means Central European Time.
“Closing”	means the completion (or waiving, as the case may be) of the matters set forth in Clause 5.
“Closing Borrowings”	means the aggregate outstanding amount of Borrowings of the Target Group Companies calculated in accordance with IFRS as of 11:59 P.M. on the Business Day immediately prior to the Accounts Date.
“Closing Cash”

means the aggregate book balance of Cash and Cash Equivalents of the Target Group Companies calculated in accordance with IFRS, as of 11:59 P.M. on the Business Day immediately prior to the Accounts Date.

“Closing Date”	means the date of this Agreement.
“Closing Working Capital”	has the meaning given in Schedule 1 Part 4 of Definitions Schedule B.
“Code”	means the US Internal Revenue Code of 1986, as amended.
“Company”	has the meaning given in Recital (A).
“Companies Act”

means the Companies Act 2014 and all other statutes and statutory instruments or parts thereof which are to be read as one with, or construed or read together as one with, the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force.

“Company Transaction Expenses”

means all expenses of the Company incurred or to be incurred prior to and through to the Closing Date, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including out of-pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, severance payments to directors, officers and employees, bonuses, retention payments and any other change of control or similar payments under agreements entered into or plans adopted by the Company prior to the Closing, payable as a result of or in connection with the transactions contemplated by this Agreement (including the employer portion of any Taxes relating to such payments), payable by the Company (prior to and through and including the Closing Date) and which have not been paid as of the Closing Date.

“Computer Systems”

means all computer hardware and peripherals, telecommunications hardware, Software, servers, routers, hubs, networks, and other information technology and communications rights, assets, equipment, and systems, in each case, owned, used, held for use, or required to be used by, or used by any third party for the benefit of, any Target Group Company including all arrangements relating to the provision of maintenance and support, security, disaster recovery, facilities management, bureau and on-line services to any Target Group Company and all associated documentation.

“Conditions Precedent”	has the meaning given in Clause 4.1.1.
“Connected Person”	means a Person who would be connected with another Person for the purposes of Section 220 of the Companies Act if that other Person was a director of a company.
“Consideration Payment 1”	has the meaning given in Clause 3.1.1(a).
“Consideration Payment 2”	has the meaning given in Clause 3.1.1(b).
“Consideration Payment 3”	has the meaning given in Clause 3.1.1(c).
“Contest”	has the meaning given in Clause 11.3.1.
“Control”, “Controlling” or “Controlled”

(including the terms “Controlling”, “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly, of the power to appoint, direct or cause the direction of the board of directors, management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covenantors”	means each of the Indirect Sellers and each of the Sellers except for the Seller 11.

“Disclosure Letter”

means the letter prepared by the Warrantors as at the Signing Date attached hereto as Schedule 7 to this Agreement, in which disclosures in relation to the General Warranties have been made by the Warrantors.

“DP Laws”

means any and all data protection legislation applicable to the Business and/or in any jurisdiction in which the Target Group operates, including, but not limited to, the General Data Protection Regulation (EU) 2016/679.

“Earn Out Period”	has the meaning given in Clause 4.1.
“EBITDA”	has the meaning given in Part 3 of Definitions Schedule B.
“Economic Substance Act”	means the BVI Economic Substance (Companies and Limited Partnerships) Act, 2018, as amended.
“Encumbrance”

means a pledge, charge, mortgage, lien, license, option, retention of title, right of pre-emption, right of first refusal or other security right or interest option, usufruct, claim, restriction or encumbrance of any kind.

“Environmental Law”

means all Laws and or other requirement having legal effect relating to the environment (including emission or discharge of any substance into air, water, or soil, as well as emission of noise and causation of oscillations and/or vibrations) which are or have been applicable to any of the Target Group Companies.

“Equity Interests”	means ordinary shares, convertible shares, common stock, share capital, membership interests, equity units and any other interests conferring voting rights, including the Shares.
“Estimated Loss”	means such amount not exceeding such sum reasonably required to satisfy an bona fide anticipated Loss, as determined by the Buyer acting reasonably and in good faith.
“EUR” or “Euro”	means Euro, the lawful currency of the participating member states of the European Economic and Monetary Union.
“Excluded Entity” and “Excluded Entities”	means: [***]
“Exit Bonus Agreement”	means each exit bonus agreement setting out the terms and conditions of the Exit Bonus Program entered into by the Company with each of Key Employees 1 to 4 inclusive in advance of the Closing Date.
“Exit Bonus Arrangement”

means the oral arrangement on the basis of the same terms and conditions set out in each Exit Bonus Agreement agreed to by the Company and the Key Employee 5 in advance of the Closing Date pursuant to which Key Employee 5 shall be deemed to be an Exit Bonus Program Participant, which oral arrangement shall be formalised during the Earn Out Period.

“Exit Bonus Program”

means the extraordinary bonus payment granted to the Exit Bonus Program Participants pursuant to a exit bonus program established by the Company pursuant to each Exit Bonus Agreement and the Exit Bonus Arrangement in advance of the Closing Date.

“Exit Bonus Program Participant” or “Exit Bonus Program Participants”	means: [***].
“Finally Determined”	means as (i) so determined by a court of competent jurisdiction, (ii) as ruled upon by an appointed arbitrator, or (iii) as the Sellers’ Representative and the Buyer so agree in writing.
“Financial Measure”	means any financial measure as defined in this Agreement whose calculation and presentation is ultimately approved by any registered public accounting firm appointed by the Buyer.
“Financial Model”

means the financial model using the applicable formulae agreed between the Parties for the purposes of providing further illustrative examples for calculating Consideration Payment 2 and Consideration Payment 3 as set out in Part 1 of Schedule 14.

“Finder Media”	has the meaning given in caption.
“Finder Media Holdings”	has the meaning given in Recital (E).
“FMH Assets”	has the meaning given in Schedule 3.
“FMH Asset Transfer”

means the transfer of the beneficial interest in all intellectual property assets of Finder Media (as set forth in Schedule 11) to NDC Media pursuant to the Domain Name Purchase and Asset Transfer Agreement.

“Fundamental Warranties”	means the warranties set out in Paragraph 1, Paragraph 2 and Paragraph 3 of Schedule 2.
“GAMB”	has the meaning given in caption.
“GAMB Group”	has the meaning given in Recital (F).
“GAMB’s Closing Actions”	has the meaning given in Clause 5.2.2(b)(iii).
“GDC Media”	has the meaning given in Clause 7.1.1.
“General Warranties”	means the warranties set out in Paragraph 2, and Paragraphs 4 to 18 of Schedule 2.
“Governmental Authority”

means any supranational, national, federal, regional, state, local or other court, legislature, administrative agency or commission or other governmental, administrative or regulatory body, authority, agency, tribunal or instrumentality.

“Guaranteed Entity”	means [***].
“Guarantor”	means [***].
“IFRS”	means international financial reporting standards issued by the International Accounting Standards Board as in effect from time to time.
“Indirect Sellers”	has the meaning given in caption.
“Intellectual Property Rights”

means (a) patents (including any patent families), utility models, and invention disclosures; (b) trademarks, service marks, trade names, brand names, slogans, logotypes, trade dress, and other indicia of source, and all goodwill arising from any of the foregoing; (c) copyrights, moral rights, rights of attribution, and neighbouring rights, (c) database rights, domain names, mask work rights, semi-conductor topography rights, design rights, registered designs, (d) rights of publicity and in social media usernames and accounts, (e) rights in inventions, works of authorship, content, technology, Software, trade secrets, confidential information and know-how and (f) other similar intellectual property or industrial property or proprietary rights which may subsist in any part of the world, whether registered or unregistered, including where such rights are obtained or enhanced by registration, any registrations of such rights and applications and rights to apply for such registrations.

“IP Contracts”

means any agreement related to Intellectual Property Rights to which any Target Group Company is a party, except for: (a) licenses for non-customized, “off the shelf” Software that is generally commercially available on standard terms for a one-time or annual license fee of less than EUR 40,000 (forty thousand Euro); and (b) licenses for the Open Source Software listed in Part 2 of Schedule 6.

“IP Warranties”	means the warranties set out in paragraph 8, 13 and 18 of the Schedule 2.
“Ireland”	means Ireland excluding Northern Ireland.
“Insolvency Act”	Means the BVI Insolvency Act, 2003, as amended.
“Key Employee”	means each of the employees listed in Schedule 4 (together, the “Key Employees”).
“Law”

means any statute, law, common law, ordinance, regulation, directive or rule of any Governmental Authority or any legally binding (in each case) administrative or judicial interpretations, guidelines, decisions, rulings, orders and decrees thereof.

“Leased Property” or “Leased Properties”	has the meaning given in Schedule 9.
“Liens”

means any liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.

“LRJ”

means the locally regulated jurisdictions that include any jurisdiction, whether now or in the future, which has regulated the provision of one or more online gambling products to individuals present in their jurisdictions and has established a local licensing regime to control access to their local market.

“Lock-Up Period”

means the period commencing on the date of issuance of the applicable tranche of the Share Consideration and continuing until and including the date that is 6 (six) months after the date of issuance of the applicable tranche of the Share Considerations, at which time the Lock-Up Period shall automatically terminate without any action by any party, unless otherwise mutually agreed to in writing by GAMB and such Seller.

“Lock-Up Shares”	has the meaning given in Clause 9.1.
“Loss” or “Losses”	means any and all direct and reasonably foreseeable (as at the time of Closing) losses, damages, liabilities, charges, costs and expenses but shall exclude all indirect and /or consequential loss.
“Material Contracts”

means an agreement entered into by any of the Target Group Companies which: (i) has an annual contract value of at least EUR [***] ; (ii) is with any sole or single source supplier; (ii) has a fixed term of more than one (1) year; or (iii) is with any third-party concerning provision of Computer Systems services to or on behalf of any Target Group Company.

“N-DEV”	means N-DEV DOO Subotica, a limited liability company registered under the laws of Serbia with company number 21615447 whose 100% shareholder is Seller 10.
“NDC Media”	has the meaning given in Recital(D).
“Neutral Auditor”	has the meaning given in Clause 3.3.2(d).
“Non-Acceptance Notice”	has the meaning given in Clause 3.3.2(a)(ii).
“Non-US Affiliate Assignment”	means the assignment of the beneficial interest all of the existing non-US affiliate accounts of Finder Media with operators to the NDC Media in the agreed form.

“Open Source Software”

means any Software that allows access to its supporting source code (and may include supporting documentation) that:

(e) contains, or is derived in any manner (in whole or in part) from, any Software that is available as free software, open source Software or copy left licensed Software (e.g., but without limitation, Linux, supporting libraries or applications);

(f) requires as a condition of its use, modification or distribution that it, or other Software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or made available at no charge;

(g) is licensed formally or informally without royalties; or

(h) can be downloaded from the web (even if such Software is only available in executable or other binary form, without the supporting source code) which may include, without limitation, freeware, shareware, commercially licensed Software available at no cost, open standards, specifications or published sample code.

“Operator”	has the meaning given in Recital (G).
“Overlap Period”	means with respect to the Target Group Company, the portion of any taxable year or period beginning on or before and ending after the Closing Date.
“Owned Business Intellectual Property Rights”	means all Intellectual Property Rights owned by any Target Group Company.
“Owned Business Software”	means all Software that is the subject-matter of Intellectual Property Rights owned by any Target Group Company.
“Parent Shares”	means ordinary shares issued by GAMB.
“Party” or “Parties”	has the meaning given in the caption.
“Person” or “Persons”	means any individual, company, partnership, trust, special fund under public Law, or other entity of any kind or Governmental Authority.

“Post-Closing Adjustment Payment”

means

(i) Closing Cash;

(ii) less Closing Borrowings;

(iii) plus the amount difference between Target Working Capital and Closing Working Capital where the amount of the Closing Working Capital is the higher of the two amounts (provided that no downward adjustment shall take place where the amount of the Closing Working Capital is the lower of the two amounts);

(iv) less Company Transaction Expenses;

(v) less the Tax liabilities of the Target Group Companies for the period prior to the Accounts Date; and

(vi) less the outstanding audit and Tax compliance fees incurred by the Target Group Companies that relate to the financial year ended 31 December 2021 or any earlier financial year not included in the Closing Working Capital.

“Post-Closing Statement”	has the meaning given in Clause 3.3.1.
“Pre-Closing Period”

means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Overlap Period, the portion of such Overlap Period ending on and including the Closing Date.

“Pre-contractual Statement”

means any agreement (including unexecuted drafts of this Agreement or any other agreement entered into in connection with this Agreement), undertaking, understanding, representation, misrepresentation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or any other agreement entered into in connection with this Agreement made or given by a Party or any other Person at any time prior to the execution of this Agreement.

“Purchase Price”	has the meaning given in Clause 3.1.1.
“Purchase Price Adjustment”	has the meaning given in Clause 3.5.1.
“Real Property Leases”	has the meaning set out in Paragraph 10(a) of Schedule 2.
“Registered Business Intellectual Property Rights”	means all registered Intellectual Property Rights and applications for registration of Intellectual Property Rights owned, used or held for use or licensed by any Target Group Company.

“Regulated Revenue”	means Revenue which derives from player activity occurring within the LRJ by a business licensed to operate online gambling in the LRJ by the relevant gaming regulator of the same LRJ.
“Regulated Revenue Percentage”	shall be calculated by dividing the Regulated Revenue amount for a specified calendar year by the Total Revenue amount for the same calendar year.
“Relevant Tax Period”	means any taxable period or portion thereof ending on or prior to the Accounts Date.
“Relief”	means any reliefs, loss, allowance, credit, deduction or set-off relevant to the computation of profits or Tax or any right to repayment of taxation.
“Remaining Offset Amount”	has the meaning given in Clause 3.1.2(c).
“Replacement Sellers’ Representatives”	has the meaning given in Clause 17.1.4.
“Representatives”	shall mean, in relation to any Person, any of its directors, officers, employees, advisers or consultants.
“Restricted Period”	means as and from the Closing Date and for a period of 2 (two) years thereafter.
“Revenue”

means all revenue generated from the exploitation, use and maintenance of all of the Intellectual Property Rights which are used for the conduct of the business activities of the Target Group Companies and Finder Media, as the case may be.

“Securities Act”	has the meaning given in Clause 3.1.4.
“Seller” or “Sellers”	has the meaning given in the caption.
“Sellers’ Bank Account”	means the following nominated bank account [***]:
“Sellers’ Closing Actions”	has the meaning given in Clause 6.2.1.
“Sellers’ Representatives”	Means the following representatives of the Sellers and Indirect Sellers: 1. Ilkka Elias Heikkilä [***]; and 2. Fintan Costello [***].

“Sellers’ Solicitors”	Eugene F. Collins.
“Shareholders Agreement”	has the meaning given in Clause 4.1.1(b).
“Shares”	has the meaning given in Recital (A).
“Share Consideration”	has the meaning given in Clause 3.1.1.
“Share Issuance Spreadsheet”	has the meaning given in Clause 5.2.2(a).
“Signing Date”	means the date of this Agreement.
“Software”

means any and all: (i) computer code, applications and programs, whether in source code or object code; (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iii) source code annotations, documentation, including user and installation manuals and training software, relating to any of the foregoing.

“Specific Accounting Policies”	has the meaning given in Schedule 3.
“Specific Indemnities”	has the meaning given in Clause 8.1.
“Statutory Accounts”	means the audited consolidated financial statements of the Company for the financial year ended 31 December 2020, which are referred to in Part 1 of Schedule 5.
“Subsidiary” and “Subsidiaries”	has the meaning given pursuant to Section 7 of the Companies Act.
“Target Group Company”, “Target Group Companies” and “Target Group”	means the Company and NDC Media.
“Target Working Capital”	means EUR [***].
“Tax” or “Taxes”

means any and all forms of taxes, fees, imposts, duties and similar government charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any taxing, fiscal or other Governmental Authority of any country, including, without limitation, withholding taxes, taxes on gross or net income, wage taxes, payroll taxes, taxes on profits or gains and taxes on receipts, sales, use, turnover, occupation, franchise, value added and personal property, payroll taxes, social security contributions (including employer national insurance contributions, PAYE or similar), capital gains taxes, stamp taxes, transfer taxes, registration duties, customs duties and charges, and capital duties, in each case including any such payments and liabilities whether chargeable directly or primarily to any Target Group Company or any other Person (secondary liabilities), without limitation, arising in connection with the Excluded Entities.

“Tax Indemnity”	has the meaning given to it in Clause 11.1.
“Tax Refund”	has the meaning given to it in Clause 11.4.
“Tax Return”

means any return, declaration, application, report, form due or similar statement required to be filed with respect to any Tax with any Tax authority (including if required pursuant to the rules of any economic or political union).

“Third Party Business Software”

means all Software (other than Open Source Software) that is (i) marketed, sold, distributed or licensed by a Target Group Company to third parties, or (ii) used by a Target Group Company, in each case in connection with the Business, and that is the subject-matter of Intellectual Property Rights owned by any other Person than any Target Group Company.

“Third Party Claim”	has the meaning given in Clause 15.2.1.
“Total Revenue”	means all of the Revenue, both Regulated Revenue and Unregulated Revenue.
“Trade Name(s)”	means "BonusFinder", "Bonus Finder", "NDC", "NDC Media", "Bonus", "Top Casino Bonus", "Casino Games", "Canada Casino", “Bono”.
“Transaction”	has the meaning given in Recital (G).
“Transfer”	has the meaning given in Clause 9.2.3.
“Unregulated Revenue”	means [***].
“VAT”	means any Tax levied by reference to added value or any sales or turnover tax of a similar nature.
“Vultur”	means Vultur Oy, a limited liability company registered under the laws of Finland with [***]
“VWAP”	has the meaning given in Clause 3.1.4.
“Warranties”	means the Fundamental Warranties and the General Warranties.
“Warrantors”	means the each of the Sellers except for Seller 11.
“Warrantors’ Knowledge”	has the meaning given in Clause 1.2.
“2021 Statutory Accounts”	has the meaning given in Clause 3.2.1.
“2022 Performance Amount”	has the meaning given in Clause 3.1.2(a).
“2022 Exit Bonus Amount”

means, subject to Consideration Payment 2 being paid, the aggregate amount of any outstanding payments to be made to the participants of the Exit Bonus Program for the financial year ending December 31, 2022.

“2023 Incremental EBITDA”	means an amount equal to the greater of [***]:

“2023 Incremental Regulated Revenue”	means an amount equal to the greater of [***]:
“2023 Incremental Unregulated Revenue”	means an amount equal to the greater of [***]:
“2023 Performance Amount”	has the meaning given in Clause 3.1.3(a).
“2023 Exit Bonus Amount”

means, subject to Consideration Payment 3 being paid, the aggregate amount of any outstanding payments to be made to the participants in the Exit Bonus Program for the financial year ending 31 December 2023.

Definitions Schedule B Financial Terms

Part 1 Cash and Cash Equivalents

shall mean:

a)
cash;
b)
cheques;
c)
money orders;
d)
marketable securities;
e)
short‑term instruments and other cash equivalents;
f)
funds in time and demand deposits or similar accounts; and
g)
cash security deposits and other cash collateral posted with vendors, landlords, and other parties.

Part 2 Borrowings

Borrowings of any Person shall mean and include;

a)
borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money;
b)
amounts owing as deferred purchase price for property or services, including all seller notes and “earn out” payments, whether or not matured;
c)
borrowings evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument;
d)
borrowings secured by a Lien on assets or properties of such Person;
e)
obligations or commitments to repay deposits or other amounts advanced by and owing to third parties or to deliver goods or services to prepaying customers (except to the extent included in the calculation of Closing Working Capital as a current liability of the Company);
f)
any liability of such Person in respect of banker’s acceptances or letters of credit (to the extent drawn);
g)
obligations under any interest rate, currency or other hedging agreement;
h)
all obligations of such Person as lessee under leases that have been or should be, in accordance with IFRS, recorded as capital leases;
i)
all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
j)
direct or indirect guarantees or other contingent liabilities with respect to any borrowings, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above;
k)
the amount of all accrued and unpaid income Taxes of the Company, with respect to the portion of the Pre-Closing Period ending on or before the Closing Date; or
l)
with respect to any borrowings, obligation, claim or liability of a type described in clauses (a) through (k) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto. Borrowings shall not, however, include (x) accounts payable to trade creditors, (y) accrued expenses arising in the ordinary course of business or (z) endorsements of negotiable instruments for collection in the ordinary course of business.

Part 3 EBITDA

EBITDA means a non-IFRS Financial Measure defined as, with respect to the Target Group Companies and all Revenue and costs attributable to the exploitation, use and maintenance of all of the Intellectual Property Rights which are used for the conduct of the business activities of the Target Group Companies, the earnings excluding net finance costs, income tax charges, depreciation, and amortization.

EBITDA shall be determined using a reconciliation from the IFRS financial measure “net income”.

EBITDA shall be adjusted to exclude means an amount equal to the greater of [***].

Part 4 Closing Working Capital

means the current assets of the Target Group less the current liabilities of the Target Group (excluding all Closing Cash, Closing Borrowings, and any Tax assets or Tax liabilities of the Target Group) as determined in accordance IFRS as of the Accounts Date.

Schedule 2 Warranties

1. Authorization and Non-Contravention

(a) Each Seller and Indirect Seller has the full power, legal capacity and authority to execute and deliver this Agreement and each other document or instrument delivered in connection herewith as well as to perform his obligations and consummate the transactions contemplated hereby. The execution of this Agreement and the performance by the Seller and the Indirect Seller of his obligations hereunder and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary actions by or on behalf of such Seller and Indirect Seller.

(b) There are no restrictions on the Guarantor of respective guaranteed entity that would restrict such guaranteed entity from entering into, and such Guarantor is duly authorized on behalf of respective guaranteed entity to enter into, this Agreement and all other instruments and agreements to be delivered by such guaranteed entity as contemplated hereby.

(c) The Guarantor of respective guaranteed entity is a shareholder and a duly appointed and presently acting director or corporate officer of such guaranteed entity. The governing documents of each guaranteed entity are currently in full force and effect, pursuant to its respective terms.

(d) In respect of each Seller and Indirect Seller, the execution of this Agreement by him, the consummation by him of the transactions provided for herein and the fulfilment of the terms hereof will not result in a breach by such Seller or Indirect Seller of any judgment, decree or order from any court or government body, applicable Law or the constitution (or similar document) of any Target Group Company, or any agreement executed or commitment undertaken by such Seller or Indirect Seller, subject to the conditions precedent set out in Clause 4. In respect of each Seller, their Shares are free from all Encumbrances or agreements, arrangements or obligations to create or give an Encumbrance on, over or affecting the Shares, and no claim has been made by any Person to be entitled to any such Encumbrance. In respect of each Seller, their Shares have never been subject to any claims, demands or litigation and there are no actions outstanding or pending or, to the knowledge of each Seller with respect to himself, threatened against or affecting the Seller which would prevent such Seller from: (i) executing and delivering this Agreement; or (ii) performing such Seller's obligations pursuant to, or observing any of the terms and provisions of this Agreement

(e) All authorisations from, and notices or filings with, any Governmental Authority that are necessary to enable each Seller and Indirect Seller to execute, deliver and perform its obligations under the Agreement have been obtained or made by such Seller and Indirect Seller (as the case may be) on the Closing Date and are in full force and effect on the Closing Date and all conditions of each such authorization have been complied with by such Seller and Indirect Seller.

(f) This Agreement constitutes, and the documents to which each Seller and Indirect Seller is party which are referred to in this Agreement, which are to be executed by such Seller and Indirect Seller, when executed will constitute, valid and binding agreements of such Seller and Indirect Seller enforceable in accordance with their respective terms.

(g) Each Seller and Indirect Seller is not insolvent or unable to pay its debts under applicable insolvency Law nor has stopped paying debts as they fall due. No administrator, receiver, manager or equivalent officer has been appointed by any Person in respect of the Seller and Indirect Seller or all or any of its assets, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed relating to the Seller and Indirect Seller.

(h) Each Seller and Indirect Seller warrants that he/she/it:

(i) is able to pay its debts as they fall due;

(ii) is not subject to any circumstance that would render it capable of being deemed to be insolvent or unable to pay its debts as they fall due pursuant to any applicable Law;

(iii) has not had repayment of any debt demanded before its stated maturity, unless same has been discharged in full;

(iv) has not sought protection from enforcement action by its creditors, or take steps preparatory to so doing pursuant to any applicable Law;

(v) is not subject to any unsatisfied judgement for debt;

(vi) has not had a receiver appointed or invited the appointment of a receiver, over any part of its property or undertaking;

(A) being an individual, has not:

(1)
been served with a demand capable of grounding a bankruptcy summons, if unsatisfied, or had a bankruptcy summons or petition presented against him;
(2)
presented a debtor’s petition for bankruptcy or taken any action in preparation for presenting same;
(3)
been adjudicated bankrupt; or
(4)
availed of any of or sought to avail of any mechanisms provided under the Personal Insolvency Act 2012;

(B) being a body corporate, has not,

(1)
called a meeting to pass a resolution for its winding up; or
(2)
taken any steps to present a petition, had a petition presented or presented a petition for its winding up or for the appointment of an examiner;

(vii) has not entered or proposed to enter into any composition or arrangement with or for its creditors (including an individual voluntary arrangement); or

(viii) has not been the subject of any other event analogous to any of the foregoing in any jurisdiction.

2. Corporate

(a) The contents of Recitals (A), (C) and (D) are true and accurate in all respects. The Shares comprise the whole of the allotted and issued shares of the Company.

(b) The total issued and paid-in Equity Interests of each Target Group Company is set out in Schedule 1. The shares of NDC Media: (i) are fully paid up (to the extent applicable); (ii) are free from all Encumbrances; (iii) are freely transferable and have never been the subject of any litigation, claim or demand; (iv) constitute the entire issued share capital of NDC Media and 100% of the voting rights. No Person has the right, due to options, warrants, convertibles or otherwise, to call for the allotment, issue, sale or transfer of any Equity Interests of any of the Target Group Companies, nor are the Equity Interests of any of the Target Group Companies subject to any existing option rights (under any employee incentive plan or arrangement or otherwise), pre-emptive rights, trust agreements, shareholder agreements, sub-participations or other agreements. The Target Group Companies do not, directly or indirectly, own any share or other security (including, without limitation, silent participations and sub-participations) in any other legal entity. Other than as set forth in the Agreement there is no agreement or arrangement relating to the transfer of ownership of all or part of the Shares or other securities that will survive Closing.

(c) The Shares are properly issued and fully paid and comprise all of the issued shares of the Company.

(d) The share certificates for the Shares to be delivered to the Buyer at Closing are the only documents of title for the Shares.

(e) Except for the Company’s memorandum and articles of association and the Shareholders Agreement, there are no documents or arrangements in force governing the relationship between the shareholders of the Company, the management of the Company or the subscription for, or issue, purchase, transfer or ownership of shares in the Company.

(f) The Shares are not subject to any restriction or prohibition on transfer which would restrict or prohibit any transfer of the Shares to or by the Buyer (or its nominee).

(g) There is no agreement, arrangement or obligation

(i) which calls for the present or future allotment, issue or transfer of, or the grant to any Person of the right (whether conditional or otherwise) to call for the allotment, issue or transfer of any share or loan capital of the Company (including, without limitation, any option or right of pre-emption or conversion in the Company);

(ii) to create, allot, issue, redeem, acquire, or repay any of the Equity Interests in any Target Group Company.

(h) All corporate documents of the Target Group Companies including, but not limited to, share and other registers, minutes of the board of directors’ meetings and shareholders’ meetings, and stock transfer forms or similar documents transferring Equity Interests in any Target Group Company exist and are safely kept and comply with all applicable Laws, are in all material respects correct and complete and all registrations and applications related thereto have been filed with the relevant Governmental Authority and all applicable fees, stamp duties or other similar fees or charges have been paid and no notice or allegation has been received by any of the Target Group Companies that any of them is incorrect or should be rectified.

(i) The constitution (and similar documents) of each Target Group Company, as well as the share (or member) registers of the Target Group Companies, comply with all applicable Laws and are correct and up to date. Any transfer of the Equity Interests of the Target Group Companies has been carried out in accordance with all applicable Laws (including stamp obligations) and has not violated any obligation of the Target Group Companies.

(j) The Target Group Companies were properly incorporated, are duly organized and validly existing under the respective Laws of the country of their incorporation, are in good standing and have full corporate power and authority to own, lease and operate their assets and properties and conduct the Business to the extent performed by such Target Group Company. Each Target Group Company complies and operates in accordance with: (i) all applicable Laws; and (ii) its constitution, by-laws or operating agreement as the case may be.

(k) None of the Target Group Companies has issued any preference shares (save as noted in Schedule 1), non-voting preference shares, any loan stock convertible into shares, exchangeable against shares or with a right to subscribe for Equity Interests, and, more generally, they have never issued any securities giving the right, either by way of conversion, exchange, reimbursement, presentation of warrants or otherwise to the attribution at any time or at a fixed date of securities which are or would be issued for this purpose and would represent a certain portion of the Equity Interests in any Target Group Company. No limitation has been imposed upon the voting rights in any Target Group Company.

3. Private Placement Matters

(a) Each of the Sellers and Indirect Sellers understands that any Parent Shares to be acquired by Sellers and Indirect Sellers as Share Consideration pursuant to this Agreement have not been registered under the Securities Act or qualified under any state securities Laws and that such Parent Shares are being offered and transferred pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Each of the Sellers is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act.

(b) Each of the Sellers and Indirect Sellers has such knowledge and experience in financial and business matters that such Seller or Indirect Seller is capable of evaluating the merits and risks of the investment contemplated by this Agreement, and each of the Sellers and Indirect Sellers is able to bear the economic risk of this investment in the Parent Shares that may be delivered to such Seller or Indirect Seller pursuant to this Agreement (including a complete loss of such Seller’s or Indirect Seller’s investment or a reduction in the price of Parent Shares, whether at the time it is held by such Seller or Indirect Seller).

(c) Each of the Sellers and Indirect Sellers is acquiring any Parent Shares pursuant to this Agreement solely for such Seller’s or Indirect Seller’s own account for investment and not with a view toward the resale or distribution thereof, nor with any present intention of transferring or distributing such Seller’s or Indirect Seller’s interest in such Parent Shares, in each case in a manner that would require registration of such Parent Shares prior to such registration. None of the Sellers or Indirect Sellers has contract, undertaking, agreement or arrangement with any person to sell, transfer, assign or pledge to such person or anyone else all or any part of any Parent Shares being issued under this Agreement, and none of the Sellers or Indirect Sellers has current plans or intentions to enter into any such contract, undertaking or arrangement, in each case in a manner that would require registration of such Parent Shares prior to such registration.

(d) Each of the Sellers and Indirect Sellers acknowledges that any Parent Shares that such Seller or Indirect Seller may acquire pursuant to this Agreement (i) have not been registered under the Securities Act or the securities statutes of any state or other jurisdiction, (ii) have the status of securities acquired in a transaction under Section 4(a)(2) of the Securities Act, and (iii) are “restricted securities” (as that term is defined in Rule 144(a)(3) under the Securities Act), and, therefore, each of the Sellers and Indirect Sellers further acknowledges that any Parent Shares that such Seller or Indirect Seller is acquiring pursuant to this Agreement cannot be resold unless they are registered under applicable federal and state securities Laws (including the Securities Act) or unless exemptions from all such applicable registration requirements are available, and consequently, each of the Sellers and Indirect Sellers must bear the economic risk of investment for an indefinite period of time. None of the Sellers and Indirect Sellers will sell or otherwise transfer any Parent Shares that such Seller or Indirect Seller may acquire pursuant to this Agreement without either the prior registration thereof under the Securities Act and all other applicable statutes, or applicable exemptions from the registration requirements of each of those statutes.

(e) Each of the Sellers and Indirect Sellers understands that certificates or book entries representing any Parent Shares being issued hereunder will bear the following legend reflecting the foregoing restrictions on transfer:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME UNLESS (I) THEY ARE REGISTERED UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS OR (II) IN THE OPINION OF LEGAL COUNSEL FOR GAMBLING.COM GROUP LIMITED OR OTHER LEGAL OPINION REASONABLY SATISFACTORY TO GAMBLING.COM GROUP LIMITED SUCH DISPOSITION WILL NOT RESULT IN A VIOLATION OF THE SECURITIES ACT OR ANY OTHER APPLICABLE SECURITIES LAWS OR (III) SOLD PURSUANT TO RULE 144 UNDER THE ACT (PROVIDED THAT THE TRANSFEROR PROVIDES GAMBLING.COM GROUP LIMITED WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).

4. Insolvency and Bankruptcy

(a) No resolution has been passed for the winding up of any of the Target Group Companies, Finder Media or Finder Media Holdings or for a liquidator to be appointed in respect of any of the Target Group Companies, Finder Media or Finder Media Holdings.

(b) The Company is not insolvent within the meaning of section 8 of the Insolvency Act and (to the best of its knowledge and belief) no steps have been taken, or resolutions passed, to appoint a liquidator of the Company or a receiver in respect of the Company or any of its assets.

(c) No Target Group Company, Finder Media or Finder Media Holdings has, and to the Warrantors’ Knowledge, no other Person has initiated or applied under applicable Law for bankruptcy, insolvency, or winding-up proceedings under applicable Law against any of the Target Group Companies, Finder Media or Finder Media Holdings. No enforcement measures (including, but not limited to, pursuant to the appointment of a receiver, administrative receiver or similar under the applicable Law) been served on any Target Group Company, Finder Media or Finder Media Holdings with respect to any property or other assets of any Target Group Company or to the FMH Assets of the Finder Media.

(d) None of the Target Group Companies is insolvent (as determined under applicable Law), unable to pay its debts, or has stopped paying its debts as they fall due, nor to the Warrantors’ Knowledge are any of the aforementioned situations imminent.

5. Financial – Management of the Target Group Companies

(a) The Statutory Accounts, unless stated in the explanatory notes, have been prepared in accordance with IFRS and with the policies and principles consistently used and applied in all material respects since 1 January 2018 by that Target Group Company. The Statutory Accounts present a true and fair view of the financial position, assets and liabilities of the Target Group Companies as per the applicable reference date. In addition, the group and parent company audited financial statements of the Company for the financial year ended 31 December 2018, 31 December 2019, and 31 December 2020 present a true a fair view of the assets, liabilities and financial position of the Target Group at such financial year-end dates.

(b) Except for changes which are immaterial, there has been no change in the methods, accounting principles and policies within the accounting records of the Target Group Companies during the 3 (three) years preceding the Accounts Date and during the period from the Accounts Date until the Signing Date.

(c) The Statutory Accounts reflect all liabilities and contingent liabilities of the Target Group Companies to the extent required by Law.

(d) Except for deviations that are immaterial, since 1 January 2018, the Target Group Companies have kept their accounting records in accordance with the applicable statutory requirements. The administration and bookkeeping of the Target Group Companies is in all material aspects accurate and complete, has been maintained properly and is capable of providing adequate information as to the Target Group Companies’ financial position in all material aspects.

(e) None of the Target Group Companies have any liability to any broker, investment banker or other Person for any broker’s, finder’s or other similar fee or commission in connection with the Transaction.

(f) The Target Group Companies own or lease all movable tangible assets that are necessary to conduct their Business. The movable fixed tangible assets owned, leased, or otherwise used by the Target Group Companies, are in good working order (except for ordinary wear and tear) and have been properly and regularly repaired and maintained.

(g) (i) There is no charge or pledge over the assets of any Target Group Company; (ii) the Target Group Companies have not agreed to create any security interests on any of their assets or to give any other right to any third party in respect of such assets; and (iii) none of the assets used by the Target Group Companies in their respective Businesses is subject to a contractual clause that reserves the ownership of such assets for the benefit of any third party.

(h) (i) None of the Target Group Companies has entered into any agreements with any providers of borrowed money (whether or not contingent and whether or not a member of the Target Group), including without limitation any loans, credit facilities and advances, letters of credit or any similar instrument, and (ii) there is no outstanding guarantee or security given in respect of any obligation of any Target Group Company other than those listed in the Disclosure Letter.

(i) The Target Group Companies have not:

(i) given or agreed to give any guarantee securing any liability of any third party;

(ii) issued or agreed to issue any comfort letter (whether binding or not) in respect of any liability of any third party; or

(iii) received any grant or subsidy from any public authority, and they have not applied for any such grant or subsidy.

6. Certain Restrictions

(a) Since the Accounts Date: (i) there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or conditions, has resulted in a material adverse effect on any Target Group Company; and (ii) no Target Group Company has experienced any material damage, destruction or loss (whether or not covered by insurance).

(b) Since the Accounts Date, the Target Group Companies: (i) have been operated only in the ordinary course of business (ii) have not incurred any Borrowings, (iii) have not incurred any liabilities or made any payments outside of the ordinary course of business including to the Sellers, the Indirect Sellers, or any Affiliate of the Sellers or Indirect Sellers, (iv) have not acquired any assets outside of the ordinary course of business; and (v) have not made any distribution of equity capital.

7. Material Contracts

(a) All Material Contracts have been disclosed in the Disclosure Letter in the form of true and complete copies. All Material Contracts entered into by the Target Group Companies with suppliers and third parties with whom the Target Group Companies co-operate have been entered into at arm’s length. All contracts entered into by the Target Group Companies with their customers have been entered into in all material respects in accordance with the Target Group Companies’ standard terms and conditions disclosed in the Disclosure Letter (except as stated otherwise in the Disclosure Letter) and in each case at arm’s length terms and conditions.

(b) Each of the Target Group Companies has, and to the Warrantors’ Knowledge, the other parties to such Material Contracts have, complied with and performed all their obligations under these contracts. To the Warrantors’ Knowledge, there exists no event that is expected to bring about the nullification or termination of any of the Material Contracts or that is expected to create a liability of a Target Group Company arising from a breach of such Material Contract. No claim for any consequential, incidental, indirect or punitive damages of any kind or character, including loss of profit, loss of revenue, loss of product or loss or production has been served on any of the Target Group Companies, under such Material

Contracts and to the Warrantors’ Knowledge, there are no grounds for any such liability claim.

(c) The Target Group Companies: (i) do not have any obligations or liabilities owed to any agents; (ii) have not paid any commissions to any agents during the last 5 (five) years; and (iii) have not entered into or terminated any agency relationships in the last 5 (five) years prior to Closing.

(d) The transfer of the Shares will neither increase the contractual obligations of each of the Target Group Companies nor restrict its contractual rights. Save for the agreements listed in Schedule 8, neither the execution nor the performance of the transactions pursuant to this Agreement will result in a breach or change of, or require the consent of a Person under, or enable a Person to terminate, or relieve a Person from an obligation under, an agreement or other arrangement to which any Target Group Company is a party.

(e) To the Warrantors’ Knowledge, each Material Contract entered into by each of the Target Group Companies is valid and enforceable in accordance with its terms and is not unduly burdensome or onerous on the relevant Target Group Company.

(f) Except for any guarantee or warranty implied by Law and for those warranties contained in the standard terms of business and/or in the Material Contracts, no Target Group Company has given any indemnity, guarantee or warranty, or made any representation, in respect of goods or services supplied or to be supplied.

8. Licenses, Permits and Environment

(a) The Target Group Companies have all the necessary licenses, permits and authorizations, including workplace opening and operation permits and environmental licenses, for the ownership and use of their assets and to carry on their respective Businesses as conducted and to the Warrantors’ Knowledge, there is no pending action, investigation or other proceeding which seeks the revocation or suspension of any such existing licenses, permits or authorizations. All such licenses, permits and authorizations have been obtained by the Target Group Companies to enable them to carry on their Businesses in the places and in the manner in which such Businesses are now carried on and all such licenses, consents, permits and authorizations are valid and subsisting and to the Warrantors’ Knowledge there is no reason why any of them should be suspended, cancelled or revoked.

(b) Each Target Group Company is in compliance with all its licenses, permits, authorizations and registrations.

(c) The transfer of ownership of the Shares to the Buyer will not bring about the revocation or suspension of any licenses, permits, authorizations or registrations necessary for the conduct of the Business of any of the Target Group Companies.

(d) Except as per subsection above (c), to the Warrantors’ Knowledge, no consent, approval, waiver or authorisation is required to be obtained, and no notice or filing is required to be given to, any regulatory or Governmental Authority in connection with the execution and performance of this Agreement or otherwise.

(e) To the Warrantors’ Knowledge, the Leased Property is not polluted by any substances present on or under such real property.

(f) The Target Group Companies have procedures to avoid any violation of any Environmental Law.

(g) None of the Target Group Companies has over the last 5 (five) years violated any provision of any Environmental Law or has received any complaint or notification from any Person with respect to potential breach of any Environmental Laws and there is to the Warrantors’ Knowledge no reason, facts or circumstances which could give rise to any such complaint or notification.

(h) To the Warrantors’ Knowledge, there are no circumstances which may result in the relevant authorities cancelling or revising or amending any terms of any permit.

(i) No Target Group Company possesses and has not in the last 3 (three) years commissioned any, reports, surveys, investigations, assessments, audits, assessments of hazardous substances, relating to the application of Environmental Law to the Target Group Companies, their Businesses or Leased Properties or to the impact on the environment of any aspect of the Target Group Companies’ activities or proposed future activities.

(j) The Company has never carried on any financial services business (as defined in the BVI Financial Services Commission Act 2001).

9. Owned Property by Target Group Companies

No Target Group Company owns any type of real property or has an interest in any land located in the British Virgin Islands, or shares, debt obligations or other securities of any body corporate, which has an interest in any land in the British Virgin Islands.

10. Real Property Leased by Target Group Companies

(a) A correct and complete list of all leases of all real property leased by the Target Group Companies, including all amendments, assignments, extensions, renewals, guarantees, or other agreements with respect thereto (the “Real Property Leases”), true and correct copies of which are disclosed in the Disclosure Letter, are as set out in Schedule 10 (together the “Leased Properties”). None of the Target Group Companies has received any notice of termination for any Real Property Lease. Each of the Target Group Companies (i) comply with all applicable Laws, and (ii) has, and the counterparties to the Real Property Leases have to the Warrantors’ Knowledge, complied with and performed all of their obligations under the Real Property Leases and, in each case, to the Warrantors’ Knowledge are not in breach of any of their obligations, including without limitation, insurance obligations, thereunder in respect of the Leased Properties. Except as set forth in the Disclosure Letter, none of the Target Group Companies is a party to any other lease, any sale and lease back agreement or any other rights of occupancy relating to any real property (including any lease or occupancy agreement pursuant to which any Target Group Company subleases or grants, as sublessor or grantor, any third party the right of use or occupancy of any portion of any of the Leased Properties) which will survive the Transaction.

(b) In the past 3 (three) years, the Target Group Companies have not received any notice from a Governmental Authority, including any expropriation procedure or other administrative measure, requesting the implementation of any repair, construction or renovation works in relation to any of the Leased Properties. To the Warrantors’ Knowledge, no such expropriation procedure or other administrative measure is pending or threatened by any Governmental Authority on any Target Group Company in respect of any of the Leased Properties. To the Warrantors’ Knowledge, there are no notices, disputes, complaints, liabilities, claims or demands relating to or in respect of any Target Group Company’s use or occupation of the Leased Properties.

(c) The Target Group Companies have obtained all requisite licenses and authorizations for their use of the Leased Properties as required by Law from all applicable Governmental Authorities, and to Warrantors’ Knowledge there are no notices, disputes, complaints, liabilities, claims or demands in relation to any such licenses or authorizations.

(d) To the Warrantor’s Knowledge, all of the buildings, structures and appurtenances situated on the Leased Properties are in good and substantial condition and repair, and fit for the purposes for which they are presently used.

11. Information Technology

(a) The Computer Systems are owned by the Target Group Companies or are licensed, leased or supplied under third party contracts to the Target Group Companies. None of the Target Group Companies or, to the Warrantors’ Knowledge, other parties to such third party contracts is in default of the terms of any such contracts and there are no existing disputes under any such contracts. Each Target Group Company is the owner of, or legally entitled to use, all of the Computer Systems necessary to conduct the Business, and to the Warrantors’ Knowledge none of the foregoing will be adversely impacted by (nor require the payment or grant of additional amounts or consideration as a result of) the execution, delivery or performance of this Agreement or the consummation of the Transaction.

(b) The Computer Systems are in working order and are functioning properly; are sufficient; are fit for the purposes of, carrying on the Business of the Target Group Companies; have sufficient scalability, capacity, functionality and performance to meet the present level requirements (business volume and number of users) of the Business; and, to the Warrantors’ Knowledge, are free from defects in design, material and workmanship.

(c) There has been no disruption to the commercial or operational activities of the Target Group Companies or of any customer of any Target Group Company which has had any material adverse effect on the business of such customer or such Target Group Companies or the Business in the last 12 (twelve) months and which has been caused by any failures or breakdowns of the Computer Systems used or held for use by the Target Group Companies.

(d) In the last 12 (twelve) months, to the Warrantor’s Knowledge, no Person has gained unauthorized access to the Computer Systems used by each of the Target Group Companies, nor to any data stored on them.

(e) The Target Group Companies have data storage and disaster recovery plans in the event of a failure or breakdown of the Computer Systems, copies of which have been disclosed in the Disclosure Letter.

12. Litigation

(a) None of the Target Group Companies is engaged, or has in the past 3 (three) years been engaged in any litigation or arbitration, administrative or criminal proceedings, whether as a claimant, defendant or otherwise, and to the Warrantors’ Knowledge there are no facts or circumstances (such as a threat of lawsuit from customers, distributors, suppliers, or any other third parties) which would result in any material judicial, criminal, administrative or arbitral proceedings which could involve or concern any of the Target Group Companies or any one of their directors, employees, or former directors or employees for which any of the Target Group Companies could be liable.

(b) No notice has been received by any of the Target Group Companies from any Governmental Authority within the last 3 (three) years that any investigation or review by any Governmental Authority with respect to the Target Group Companies, their Business or assets is pending or threatened, and no such Governmental Authority has notified any Target Group Company within the last 3 (three) years of an intention to conduct any such investigation or review.

(c) Neither the Target Group Companies nor to the Warrantors’ Knowledge any of their directors and employees are subject to any continuing court or administrative order, judgment, injunction or decree or private settlement agreement, relating to the Business or assets of the Target Group Companies.

13. Intellectual Property Rights

(a) A true and complete list of all Intellectual Property Rights which are used for the conduct of the business activities of the Target Group Companies are set out in Schedule 6. Each Target Group Company is the legal and beneficial owner of all Owned Business Intellectual Property Rights. Each Target Company has the valid right to use as used in the Business (free from all charges, Encumbrances, licenses or other rights and claims whatsoever), all other Business Intellectual Property Rights. To the Warrantor’s Knowledge, none of the Business Intellectual Property Rights will be adversely impacted by (including requiring the payment or grant of additional amounts or consideration as a result of) the execution, delivery or performance of this Agreement or the consummation of the Transaction.

(b) Schedule 6 contains a true and complete list and particulars (including where applicable, each renewal fee due date) of all Registered Business Intellectual Property Rights and all Business Domain Names. All Registered Business Intellectual Property Rights have been maintained and no Registered Business Intellectual Property Right has lapsed, been revoked, cancelled, abandoned or terminated in the 4 (four) years prior to Closing. Each Target Group Company is the sole and exclusive, unrestricted legal and beneficial owner of all right, title, and interest in and to, all items of the Registered Business Intellectual Property Rights and all Business Domain Names. Each Target Group Company is the registered proprietor of, or applicant in respect of, each item of the Registered Business Intellectual Property Rights and each of the Business Domain Names.

(c) Schedule 10 contains a true and complete list of the FMH Assets. Finder Media was, on or before the date of the FMH Asset Transfer, the sole legal and beneficial owner of all rights, title and interest in the FMH Assets.

(d) To the Warrantor’s Knowledge, the Target Group Companies, the conduct and operation of their businesses (including their products and services) and their use of the Business Intellectual Property Rights do not in any way infringe, misappropriate or otherwise violate, and have not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any Person. No claim, legal proceeding, or action against any Target Group Company contesting the rights of such Target Group Company to any Owned Business Intellectual Property Rights or the validity or enforceability of the Owned Business Intellectual Property Rights, or alleging the infringement, misappropriation or other violation by any Target Group Company of any Intellectual Property Rights of any Person, is pending or threatened or has been received in writing and to the Warrantors’ Knowledge, no circumstances exist which are reasonably likely to give rise to such claim or action and no such claims or actions have been made.

(e) None of the Target Group Companies nor, to the Warrantors’ Knowledge, any of their licensees has sent a written notice or issued any claims, legal proceedings, or actions (directly or through a third party) alleging that a third party is infringing, misappropriating or otherwise violating any of the Owned Business Intellectual Property Rights, and to the Warrantors’ Knowledge, no Person is infringing, misappropriating, or otherwise violating in any material manner any of the Owned Business Intellectual Property Rights.

(f) No Target Group Company has entered into any license, sublicense or other agreement or arrangement with any third party pursuant to which any such third party is or will be granted, licensed, otherwise authorized to use, or provided any Owned Business Intellectual Property Rights.

(g) No Target Group Company has entered into any contracts, agreements or documents under which any third party transfers or grants to any Target Group Company any Intellectual Property rights, immunities, or rights to use under Intellectual Property Rights, other than: (i) licenses for non-customized, “off the shelf” Software that is generally commercially available on standard terms for a one-time or annual license fee; and (b) licenses for the Open Source Software.

(h) There is no Third Party Business Software and no Owned Business Software.

(i) No Governmental Authority, university, college, other educational institution or research centre has any rights in, under or to any Owned Business Intellectual Property Rights.

(j) No current or former employee, consultant, freelancer, shareholder or founder of any Target Group Company has made or threatened to make any claim relating to any rights that they may have in any Owned Business Intellectual Property Rights developed by any of them in the course of their employment by or service to any Target Group Company, and to the Warrantors’ Knowledge, there are no grounds for any such claim.

(k) No employee or former employee or consultant or contractor of any Target Group Company has any right to payment with respect to the use of, or any interest in, any Owned Business Intellectual Property Rights. All Owned Business Intellectual Property Rights have been developed by employees or former employees of a Target Group Company acting in the scope and course of their employment or by external consultants or contractors, and all such employees, former employees, or consultants and/or contractors who have developed or who have contributed to the development of any Owned Business Intellectual Property Rights have assigned to a Target Group Company any right, title, and interest in such Owned Business Intellectual Property Rights which did not automatically vest in a Target Group Company by virtue of any relevant Law.

(l) The Target Group Companies have taken all commercially reasonable steps that are required to protect the confidentiality of all confidential information and trade secrets of the Target Group Companies or of any third party that has provided any confidential information or trade secrets to any Target Group Company, including, without limitation, requiring each employee and former employee of any Target Group Company and consultant and any other Person with access to confidential information or trade secrets of any Target Group Company or of any such third party to execute a binding confidentiality agreement. No confidential information, trade secrets or other confidential Owned Business Intellectual Property Rights have been disclosed by any Target Group Company to any Person except pursuant to binding confidentiality agreements.

14. Insurance

(a) The Target Group Companies have not taken out any insurance policies.

15. Employment

(a) Details of the employees of the Target Group, Vultur and N-DEV have been recorded in the appropriate books of the Target Group Companies, Vultur and N-DEV as the case may be, together with the remuneration payable to each of them, in accordance with applicable Laws.

(b) Bonuses and payments in kind with respect to all Key Employees are contained in Schedule 4 as at 31 December 2021. No Target Group Company has been notified by any such Key Employee of an intent to resign his or her employment.

(c) The Target Group Companies, Vultur and N-DEV are, and have been since 1 January 2015 (or since their incorporation whichever is later), in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, classification of employees and contractors, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. There is no pending or, to Warrantors’ Knowledge, threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of the Target Group Companies, Vultur and N-DEV.

(d) There is no negotiation of any agreement of whatever nature with the existing staff of any of the Target Group Companies, Vultur and N-DEV, whether in relation to any collective bargaining, works council, or similar agreement or the terms applicable to the individual employees.

(e) No promise to hire any Person as an employee or consultant for an annual gross salary in excess of EUR [***] in any of the Target Group Companies has been made.

(f) There are no profit sharing, bonus or severance pay arrangements in force with respect to any current or former employee, consultant or director of the Target Group Companies other than the Exit Bonus Program.

(g) The Target Group Companies, Vultur and N-DEV have not incurred any obligation of any kind toward former employees, including unfulfilled obligations resulting from the breach of any labour or service contract or for dismissal or unjustified dismissal. All claims in relation to termination of employment contracts of former employees have been duly and completely settled.

(h) Provisions have been made in the Statutory Accounts in accordance with Law for the amount of all liabilities in respect of present pension and all other benefit undertakings to be paid to current or former directors, officers, consultants or other employees of the Target Group Companies, Vultur and N-DEV.

(i) The Target Group Companies, Vultur and N-DEV have complied:

(i) with all social security, payroll withholding and similar regulations. They are up-to-date in the payment of their contributions relating to social security, payroll withholding, family allowances and the various retirement and unemployment mandatory schemes and, more generally, in the payment of all other contributions in respect of their employees; and

(ii) with binding and mandatory obligations imposed by the competent authorities by labour Law, social security Law, health and safety Law and all other applicable employment Laws.

(j) None of the Target Group Companies has agreed to pay any transaction related fee or bonus, incentive or other benefit or commission to any of the directors, consultants, officers, managers or employees of any of the Target Group Companies in relation to the Transaction.

(k) There is no collective bargaining, works council or similar agreement entered into by, or applicable to, the Target Group Companies, Vultur or N-DEV or the employees, and there is no bargaining or negotiation in relation thereto. There have been no labor disputes between the Target Group Companies, Vultur or N-DEV and any trade union and to the Warrantors’ Knowledge, no circumstances exist that may lead to a collective labor dispute.

(l) None of the Target Group Companies, Vultur or N-DEV engage any consultants, independent contractors or subcontractors that are employees of that Target Group Company, Vultur or N-DEV under applicable Law.

(m) The Target Group Companies have not made any loan or advance, or provided any financial assistance to any employee or former or prospective employee of the Target Group Companies which is outstanding.

(n) No employee of the Target Group Companies, Vultur or N-DEV has been involved in any criminal proceedings relating to the Business as conducted by the Target Group Companies, Vultur or N-DEV.

(o) There have not occurred within the last five years, nor has the Target Group Companies, Vultur or N-DEV received any notice of, any strikes, slowdowns, work stoppages or other similar labour actions by any group of employees of the Target Group Companies, Vultur or N-DEV.

(p) There is no term of employment for any employee or consultant of any Target Group Company, Vultur and N-DEV which provides that a change of control of the Target Group Companies shall entitle such employee or consultant to treat the change of control as amounting to a breach of the contract. Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event (i) entitles any employee, director, officer, consultant or independent contractor of a Target Group Company, Vultur and N-DEV to severance pay or any material increase in severance pay, (ii) accelerates the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer, consultant or independent contractor, (iii) requires a “gross-up,” indemnification for, or payment to any individual for any Tax, or (iv) results in the payment of any amount that could, individually or in combination with any other such payment, give rise to any Taxes or penalties being owed by any Target Group Company.

(q) To the Warrantors’ Knowledge, none of Target Group Companies,’ Vultur’s or N-DEV’s employees, consultants, and officers are bound by any non-compete agreements with third parties that impact their role with the Target Group Companies, Vultur and N-DEV.

(r) The Disclosure Letter contains a true, correct and complete list of the retention bonuses, special bonuses, termination severance agreement, retirement severance agreement and any other indemnification or severance between the Target Group Companies, Vultur and N-DEV and their directors, officers, employees and consultants.

(s) The Target Group Companies, Vultur and N-DEV are not or have not within the last five years been subject to any audit or inspection regarding its compliance with applicable labour Laws.

16. Benefit Plans

None of (i) the Target Group Companies, (ii) Vultur or (iii) N-DEV has any employee or compensation benefit plan or agreement, including, without limitation, any share purchase, share issuance, stock option, equity-based, phantom equity, cash incentive, severance, retention, change in control, fringe benefit, welfare benefit (including death benefits or sickness, permanent health, disability or related benefits), deferred compensation, savings, pension or retirement plan, or any employment, severance, retention or similar agreement maintained sponsored, required to be contributed to by any Target Group Company, Vultur or N-DEV including without limitation any plan maintained or sponsored by a professional service organization which provides services to any Target Group Company, Vultur or N-DEV.

17. Taxes

With respect to Taxes:

(a) In the 5 (five) years prior to the Signing Date, all necessary Tax and other returns and reports required to be filed by the Target Group Companies have been duly filed within the prescribed periods with the appropriate authorities. Such returns, reports and declarations were complete and correct in accordance with applicable Law and to Warrantors’ Knowledge, there is no basis for the assessment of additional amounts of Taxes or interest or penalties thereon;

(b) all Taxes assessed or due by the Target Group Companies for the period up to and including the Accounts Date have, where applicable, been fully paid within the prescribed periods, or specific provisions therefore have been made in the Statutory Accounts to the extent required by Laws;

(c) no assessment of Taxes in respect of the period up to and including the Accounts Date has been claimed or made, nor to the Warrantors’ Knowledge will be claimed or made, by any Tax authority for any year or part thereof in respect of the Target Group Companies which has not been provided for in the Statutory Accounts. In the last 5 (five) years or in the years still open to Tax assessment by any Tax authority, no dispute with any Governmental Authority or administration concerning Taxes has occurred and there is to the Warrantors’ Knowledge no reason, facts or circumstances which could give rise to any such dispute;

(d) all amounts required to be deducted from monies paid to employees for the purposes of wage tax, social security, PAYE, insurance, pensions and the like have been deducted and have been properly operated and accounted for to the appropriate authority or Person;

(e) all records that the Target Group Companies are required by Law or Tax practice to keep for Tax purposes have, in all material respects, been duly kept and duly notarized where applicable and are available for inspection at the premises of the Target Group Companies;

(f) the Target Group Companies are not involved in any dispute with any Tax authority which may have an adverse effect on the Target Group Companies. The Target Group Companies have not been subject to or are not currently subject to any investigation, audit or visit by any Tax authority, and to the Warrantors’ Knowledge no investigation, audit or visit is planned which may have an adverse effect on the Target Group Companies;

(g) the Target Group Companies have made all deductions and withholdings in respect within the prescribed periods, or on account, of any Tax from any payments made by them which they are obliged by Law to make and have accounted in full to the appropriate authority for all amounts so deducted or withheld;

(h) the Target Group Companies have complied in all respects with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments and the maintenance of records and to Warrantors’ Knowledge, there is no issue with regards to such compliance obligation which may have an adverse effect on the Target Group Companies;

(i) the Target Group Companies have not made any exempt supplies in the current or preceding VAT year applicable to it or if the Target Group Companies have made any exempt supplies in the current or preceding VAT year applicable to it, the Target Group Companies complied with the applicable Law;

(j) each Target Group Company has complied with and has no liability for any stamp Tax, transfer Tax and similar Taxes or duties (including registration duties);

(k) the Target Group Companies have not participated in any transaction, scheme or arrangement of which the main purpose (or one of the main purposes) is the avoidance or evasion of a Tax liability;

(l) all of the agreements to which the Target Group Companies are a party have been made at arm’s length. The taxable profits of the Target Group Companies have been determined in each entity’s own interest and in accordance with Law or arm’s length principles.

(m) there is no Encumbrance for Taxes against any Leased Properties of the Target Group Companies;

(n) to the Warrantors’ Knowledge, no Target Group Company has a permanent establishment in a jurisdiction different than where such Target Group Company is registered for Tax; and

(o) to the Warrantors’ Knowledge, there are no circumstances which may result in the relevant authorities cancelling, revising or amending any terms of any applicable Tax exemptions.

18. Compliance with Laws

(a) Neither the Sellers nor the Target Group Companies, nor any of their respective directors, officers, employees, agents, contractors, Affiliates and Representatives have, directly or indirectly, made, offered or authorised the use of, or used any corporate funds or provided anything of value: (i) for unlawful payments, contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) to foreign or domestic government officials or employees in violation of anti-corruption or anti bribery Laws; or (iii) for a bribe, rebate, payoff, influence payment, kickback or other similar payment that would cause them to be in violation of the Bribery Act 2010 (UK), the United States Foreign Corrupt Practices Act or any other similar or equivalent anti-bribery or anti-corruption legislation applicable in any other jurisdiction. Neither the Target Group Companies, nor their respective directors, officers, employees or agents are and have been subject to any action or investigation pursuant to such legislation; and to the Warrantors’ Knowledge there are no ongoing, pending or threatened inquiries, investigations or other proceedings by any Governmental Authority in respect of any matters relating to such legislation.

(b) None of the Target Group Companies transacts or has transacted business: (i) directly with any parties located in, or conducting business directly with Iran, North Korea, Somalia or Sudan; or (ii) directly or indirectly with parties located in or connected with any country, organisation or individual which, at the time of such transacted business, were subject to trade embargoes or economic sanctions.

(c) To the Warrantors’ knowledge, the Target Group Companies have not been party to agreement, arrangement or practice which contravenes any anti-trust, fair trading, dumping, state aid, consumer protection Laws, or similar legislation in any relevant jurisdiction. In particular and without prejudice to the generality of the foregoing, the Target Group Companies have not from the date of their incorporation been or are bound by any agreement, arrangement or concerted practice or carrying on any practice of any relevant jurisdiction, or in respect of which any filing, registration or notification is required pursuant to the legislation referred to in Paragraph 18(a) above.

(d) The Target Group Companies are conducting and have conducted their business in compliance with all applicable Laws and regulations and have not breached any such Laws and regulations (including, without limitation, requirements imposed by the relevant social security administration) through regulations or code of practice which breach has not been subsequently remedied or cured.

(e) The Target Group Companies have complied with in all material respects with all applicable DP Laws, including, without limitation:

(i) the Target Group Companies have, to the extent required by any applicable DP Law, filed and maintained a current entry in each relevant register maintained by all applicable authorities established pursuant to DP Laws and/or maintained suitable internal processing records;

(ii) the Target Group Companies have processed personal data only in accordance with applicable DP Laws; and

(iii) in each instance in which the Target Group Companies have engaged any third party to process personal data on their behalf, they have appointed such third party under a binding agreement which includes all necessary and appropriate data processing language in accordance with applicable DP Laws.

(f) The Company has complied with the requirements of the Economic Substance Act, has completed such filings which the Company is required by the Economic Substance Act and the BVI Beneficial Ownership Secure Search System Act, 2017, as amended, to file with any authority in the BVI and all such filings have been correctly made and duly filed and were correct when filed.

19. Relationship with the Sellers

(a) Except for any contracts of employment and for any agreements entered into in connection with the Transaction, there are no agreements or arrangements between the Sellers or any of their Affiliates, on the one hand, and any of the Target Group Companies, on the other hand, which will survive the Closing.

(b) There are no guarantees or similar commitments issued by any of the Target Group Companies for the obligations of the directors of any Target Group Company, any Seller or Seller Affiliate or any Connected Person to any of the foregoing.

Schedule 3 Specific Accounting Policies

The Specific Accounting Policies include the following:

1. there shall be no closing statement on the Closing Date;

2. the Post-Closing Statement shall be drawn up within 10 (ten) Business Days following the completion of the audit of the financial statements of each Target Group Company (as applicable to the extent prepared), as well as the 2021 Statutory Accounts ( and in any event no later than 31 March 2022);

3. the Post-Closing Statement shall take into account information as of the Accounts Date based on the 2021 Statutory Accounts; and

4. the various elements required for the calculation of and the actual calculation of the Post-Closing Adjustment Payment.